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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT, dated as of April 19, 1999, by and among TOYMAX INTERNATIONAL, INC., a Delaware corporation ("PARENT"), MONOGRAM ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent (the "COMPANY"), GALLION DEVELOPMENT LIMITED, a Hong Kong corporation and a wholly owned subsidiary of Parent ("GALLION"), MONOGRAM ACQUISITION 1, LLC, a Delaware limited liability company and wholly owned subsidiary of Gallion ("LLC", the Company, Gallion, and LLC, jointly and severally, the "BUYERS"), MONOGRAM INTERNATIONAL, INC., a Florida corporation ("MONOGRAM"), MONOGRAM PRODUCTS (HK) LTD., a Hong Kong company and wholly owned subsidiary of Monogram ("PRODUCTS," Monogram and Products, jointly and severally, "SELLER") and Roberta M. Burkett, Charles D. Burkett, Jr. ("BURKETT"), Stephen R. Burkett and Bonnie L. Beetar (collectively, the "SHAREHOLDERS").

      WHEREAS, Seller desires to sell and assign, and Buyers desire to purchase and assume, substantially all of the assets and certain liabilities relating to the Business upon and subject to the terms and conditions hereinafter set forth; and

      WHEREAS, following the purchase and assumption of assets and liabilities, respectively, pursuant to the terms and conditions hereinafter set forth Gallion intends to conduct that portion of the Business of the Seller conducted in the Far East and the Company and LLC intend to conduct that portion of the Business of the Seller conducted in the United States.

      NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                                SALE AND PURCHASE

      Section 1.1. Assets to be Sold and Purchased.

            (a) Subject to Section 1.1(b) and the other terms and conditions hereof, Seller shall sell, assign, transfer, convey and deliver to Buyers free and clear of all Liens (other than Permitted Liens (as defined in Section 2.9(a) hereof)), and Buyers shall purchase from Seller, all of the property, assets and rights used or held for use by Seller in the Business (collectively, the "ASSETS") including:


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                  (i) all of Seller's rights, title and interest in and to the machinery, equipment, tools, supplies, molds, spare parts, vehicles, furniture and other tangible personal property owned, used, or held for use by Seller in the Business (the "EQUIPMENT"), on the Closing Date;

                  (ii) all of Seller's rights, title and interest in and to the real property leased by Seller and used in the Business and all buildings, improvements and fixtures constructed thereon (the "REAL PROPERTY");

                  (iii) all of Seller's rights, title, and interest in and to all designs, patterns, raw materials, supplies, work-in-progress and inventories of finished goods owned or used by Seller, whether in possession of Seller or any supplier, manufacturer or contractor of Seller;

                  (iv) all claims, rights and choses in action of Seller against third parties in respect of unliquidated rights under manufacturers' and vendors' warranties, guarantees or similar obligations;

                  (v) all of Seller's rights, title and interest in, to and under all patents, patent applications, trade names, trademarks, copyrights, copyright applications, servicemarks, trademark and servicemark registrations and applications, domain names, logos and other intangible property (including, without limitation, all of Seller's right to use the name "Monogram" and any derivations thereof), whether or not used in the Business;

                  (vi) all of Seller's rights in, to and under trade secrets, formulae and specifications and technical know-how, whether currently being used or under development, including engineering and other drawings, data, design and specifications, product literature and related materials, in each case which are owned or licensed by Seller as of the Closing Date (together with the intellectual property described in Section 1.1(a)(v), the "INTELLECTUAL PROPERTY RIGHTS") and all of Seller's books, records and computer software programs relating thereto;

                  (vii) all of Seller's rights in, to and under the goodwill of the Business;

                  (viii) all of Seller's rights, titles and interests in, to and under all Contracts (other than Contracts relating to Employee Benefit Plans) and all prepaid expenses, claims and other prepayments, including security deposits, prepaid rent, prepaid Taxes, prepaid supplies, deferred charges and other retentions held by third parties;

                  (ix) all customer lists, credit policies and credit information owned by Seller with respect to all existing customers of, and all existing cost and pricing data for, the Business for the past five years;

                  (x) all of Seller's rights, title, and interest in and to all supplier lists, product specifications, bills of materials, production routings and all other production information owned or used by Seller for the past five years;


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                  (xi) all of Seller's rights, title, and interest in and to all existing business plans, advertising and promotional plans, product development plans, forecasts, market research reports, competitor information, and reference catalogs owned or used by Seller;

                  (xii) all accounts and notes receivable owned by Seller, whether or not related invoices have been issued, and the proceeds thereof received after the Closing Date;

                  (xiii) all cash and cash equivalents ("Cash") belonging to Seller in hand or on deposit;

                  (xiv) all of Seller's rights under all Permits relating to or necessary to the lawful conduct of the Business as of the Closing Date (including all rights of Seller to obtain renewals and extensions thereof, together with all causes of action in favor of Seller heretofore accrued or hereafter accruing with respect thereto), in each case to the extent such Permits are transferable;

                  (xv) all transferable warranties and guarantees belonging to Seller and pertaining to the Assets;

                  (xvi) the following assets actually belonging to Seller: all books and records relating to the Business and the Assets (whether kept or maintained by Seller or any third party) including, without limitation, records with respect to costs, Inventory, equipment, materials, catalogues, correspondence, mailing lists, art work, films, negatives, photographs, sales materials and records; purchasing materials and records; personnel records with respect to employees of the Business; media materials and plates; sales order files; ledgers and other books of account of Seller; plans, specifications, surveys, reports and other materials relating to the Real Property; other records required to continue the Business as heretofore and now being conducted by Seller; and all software programs, computer printouts, databases and related items used in the Business; and

                  (xvii) all rights of Seller under its insurance policies and the proceeds payable thereunder other than the insurance policies identified in
Section 1.1(b)(ii).

            (b) The Assets shall exclude the following assets and property (the "Excluded Assets"):

                  (i) all of Seller's rights, title and interest in and to the Transaction Documents;

                  (ii) all of Seller's rights, title and interest in and to any insurance policy relating to an Employee Benefit Plan, and those certain life insurance policies (A) on the life of Charles D. Burkett, Jr., policy nos. 6460210, 6070825, and 6296108 with Massachusetts Mutual Life Insurance Company,
(B) on the life of Richard K. Holden, policy no. WMH 54056 (Fortis) and policy no. FV 003337877 (John Hancock), (C) on the life of Thomas A. Schultz, policy nos. WMH 54227 and WMJ


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10819 (Fortis), (D) on the life of Willis Reed, policy no. WMH 63391 (Fortis),
(E) on the life of Kirk Rohlfs, policy no. WMH 63389 (Fortis), (F) on the life of Tim Kelley, policy no. WMH 63390 (Fortis), (G) on the life Stephen R. Burkett, policy no. WMH 53219 (Fortis), and (H) on the life of Bonnie L. Beetar, policy no. WMH 61595 (Fortis); and

                  (iii) any and all of the common stock of Products owned by Monogram. Seller shall retain ownership of the Excluded Assets. (c) Of the Assets purchased by the Buyers, the Assets shall be divided among Gallion, LLC and the Company as specifically fully set forth on SCHEDULE 1.1(C) attached hereto.

      Section 1.2. ASSUMED LIABILITIES.

            (a) Subject to the provisions of Section 1.2(b), Buyers shall assume, pay, fulfill, perform or otherwise discharge (i) all Liabilities and obligations of Seller reflected in the Latest Balance Sheet (as defined in Section 2.6) or Seller Disclosure Schedules, (ii) the Liabilities and obligations of Seller incurred by Seller in the ordinary course of the Business consistent with past practice and arising during the period between December 31, 1998, and the Closing Date, (iii) the Liabilities and obligations of Seller arising and to be performed after the Closing under the Contracts which are set forth on SCHEDULE 1.2(A), and (iv) all of Sellers' liability (not to exceed $4,300,000) in respect of Seller's obligation to SunTrust Bank, Tampa Bay pursuant to that certain Loan Agreement, dated June 1, 1998, between SunTrust Bank, Tampa Bay and Seller (collectively, the "ASSUMED Liabilities").

            (b) Buyers shall not assume or be bound by or otherwise be responsible for any duties, responsibilities, obligations or Liabilities of Seller of any kind or nature, known, unknown, contingent or otherwise, other than Assumed Liabilities expressly assumed by them pursuant to Section 1.2(a). Without limiting the generality of the foregoing, except as otherwise provided in this Agreement, Buyers shall not assume, undertake or accept any duties, responsibilities, obligations or Liabilities of Seller (whether existing now or at the Closing or that may arise in the future) with respect to:

                  (i) any Liabilities of Seller or its Affiliates which are not provided for in Section 1.2(a);

                  (ii) any Liabilities of Seller or its Affiliates relating to the ownership or operation of the Excluded Assets;

                  (iii) Liabilities or obligations of Seller under this Agreement or with respect to or arising out of the transactions contemplated hereby;

                  (iv) Liabilities or obligations of Seller or its Affiliates to the Shareholders;


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                  (v) any Environmental Liabilities for ownership of or
operations on the Real Property before the Closing;

                  (vi) Liabilities and obligations under Contracts that are not assumed by Buyers pursuant to this Agreement as set forth in SCHEDULE 1.2(B)(VI);

                  (vii) Liabilities and obligations (A) arising or to be performed at or prior to the Closing under any of the Contracts to be assumed by Buyers at the Closing or (B) arising out of a breach or default by Seller at or prior to the Closing (including any event occurring prior to the Closing that with the passage of time or giving of notice, or both, would become a breach or default) under any Contract;

                  (viii) Liabilities and obligations with respect to any Claims (as defined in Section 2.12 hereof), whether existing on the date hereof or arising hereafter, arising out of ownership of the Assets or the operation of the Business prior to the Closing, other than Liabilities and obligations with respect to any Claims reflected on the Latest Balance Sheet or the Seller Disclosure Schedules;

                  (ix) Liabilities and obligations to Seller's customers with respect to shortages and defects in goods delivered to customers or in transit to customers prior to the Closing where the customer is seeking return, replacement and/or repair of products pursuant either to product warranties extended by Seller prior to Closing or product warranties or obligations implied or provided by Law (including, but not limited to, rebates, returns and discounts);

                  (x) except as otherwise provided in this Agreement, Liabilities and obligations to persons employed by Seller at any time prior to the Closing (or any of such employee's beneficiaries, heirs or assignees) arising out of such employee's employment by Seller;

                  (xi) Liabilities and obligations with respect to any federal, state, local or foreign income, profits, franchise, sales or similar Tax relating to the ownership of the Assets or the conduct of the Business on or prior to the Closing or arising out of the Contemplated Transactions; and

                  (xii) Employee Benefit Plans and any and all Liabilities related thereto. All such duties, responsibilities, obligations or Liabilities described in this Section 1.2(b) are referred to herein as "RETAINED LIABILITIES." Seller shall take commercially reasonable action to prevent any person from having recourse against any of the Assets or against Buyers as transferees thereof with respect to any Retained Liabilities and shall indemnify Buyers and hold them harmless therefrom in accordance with the terms and provisions of Section 6.2 hereof. Parent and Buyers shall take commercially reasonable action to prevent any person from having recourse against Seller, the Shareholders, or any of their respective assets with respect to the Assets and all Assumed Liabilities and shall indemnify Seller and each of the Shareholders and hold them harmless therefrom in accordance with the terms and conditions of
Section 6.3.


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            (c) Of the Assumed Liabilities assumed by the Buyers, the Assumed
Liabilities shall be divided among Gallion, LLC and the Company as specifically set forth on SCHEDULE 1.2(C) attached hereto.

      Section 1.3. PURCHASE PRICE. The purchase price for the Assets (the "PURCHASE PRICE") shall be payable to Seller as follows:

                  (i) At the Closing, Buyers shall deliver to Seller, by wire transfer of immediately available funds to a bank account designated by Seller, an amount equal to Six Million Dollars ($6,000,000) (the "CASH PORTION") of which One Million Five Hundred Thousand Dollars ($1,500,000) shall be paid by the Company, Three Million Five Hundred Thousand Dollars ($3,500,000) shall be paid by LLC and One Million Dollars ($1,000,000) shall be paid by Gallion;

                  (ii) In addition to the Cash Portion, Buyers shall pay to Seller a contingent payment for each of the fiscal years ended March 31, 2000 ("FY 2000"), March 31, 2001 ("FY 2001") and March 31, 2002 ("FY 2002"), up to an
aggregate amount of Three Million Dollars ($3,000,000) (the "EARN-OUT"), as more fully set forth in Section 1.4 hereof;

                  (iii) In addition to the Cash Portion and the Earn Out, Buyers shall pay to Seller a contingent payment for each of FY 2002 and the fiscal year ended March 31, 2003 ("FY 2003"), up to an aggregate principal amount of Five Million Dollars ($5,000,000) (the "CONTINGENT PAYMENTS") as more fully set forth in Section 1.6 hereof. Parent shall guaranty the full and punctual payment of all Earn-Out, Travel Gross Profit Payment and Contingent Payment amounts (including reasonable attorney fees and expenses incurred in connection with the payment of all Earn-Out, Travel Gross Profit Payment and Contingent Payment amounts) pursuant to the terms of the Guaranty Agreement attached as EXHIBIT 5.2G.; and

                  (iv) In addition to the Cash Portion, the Earn Out and the Contingent Payment, Buyers shall pay to Seller a payment of One Million Dollars ($1,000,000) (the "TRAVEL GROSS PROFIT PAYMENT") provided a contingency has occurred as more fully set forth in Section 1.5 hereof.

      Section 1.4. PAYMENT OF THE EARN-OUT.

            (a) The Earn-Out payment for FY 2000 shall be equal to One Million Dollars ($1,000,000) less the amount by which $3.25 million exceeds the EBITDA for FY 2000 (the "FY 2000 DEFICIENCY"); and

            (b) The Earn-Out payment for FY 2001 shall be equal to One Million Dollars ($1,000,000):

                  (i) less the amount by which $3.25 million exceeds the EBITDA for FY 2001 (the "FY 2001 Deficiency"); or


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

                  (ii) plus the amount, if any, by which EBITDA for FY 2001 exceeds $3.25 million but in no event greater than FY 2000 Deficiency.

            (c) The Earn-Out payment for FY 2002 shall be equal to One Million Dollars ($1,000,000):

                  (i) less the amount by which $4,000,000 exceeds the EBITDA for FY 2002; or

                  (ii) plus the amount, if any, by which the EBITDA for FY 2002 exceeds $4,000,000, but in no event greater than the total of the FY 2000 Deficiency plus the FY 2001 Deficiency.

      In no event will Seller or the Shareholders be liable to Buyers or Parent for any payment if the foregoing calculations result in a number that is not positive.

            (d) The FY 2000 Earn-Out payment, if any, shall be due and payable by wire transfer of immediately available funds to a bank account designated by Seller or Burkett not later than June 30, 2000. The FY 2001 Earn-Out payment, if any, shall be due and payable by wire transfer of immediately available funds to a bank account designated by Seller or Burkett not later than June 30, 2001. The FY 2002 Earn-Out payment, if any, shall be due and payable by wire transfer of immediately available funds to a bank account designated by Seller or Burkett not later than June 30, 2002.

            (e) The Buyers' independent accounting firm (the "Independent Accountants") shall calculate the EBITDA upon the completion of FY 2000, FY 2001 and FY 2002. The Independent Accountants' calculation of EBITDA shall be used in determining the amounts to be paid under this Section 1.4 unless Seller or Burkett has delivered to Buyers a notice that it disputes that calculation (a "NOTICE OF OBJECTIONS") within 30 days after the deemed receipt of the calculation in accordance with Section 8.1. As soon as practicable, but in any event not more than 90 days after the end of the applicable fiscal year, Buyers shall deliver to Seller (1) the consolidated balance sheet and income statement of Buyers for the fiscal year in question upon which the Independent Accountants' calculations are based, (2) the Independent Accountants' calculation of EBITDA for the fiscal year in question in reasonable detail (including identification of all excluded items and adjustments and all necessary back-up calculations), (3) a statement and calculation of the Earn-Out payment due for such fiscal year, if any (items (1) - (3) collectively, the "EARN-OUT STATEMENT"), and (4) payment of the Earn-Out payment reflected in the Earn-Out Statement in the manner specified in Section 1.4(d).

            (f) If Seller or Burkett objects to the calculation of EBITDA for the fiscal year in question or the Earn-Out Statement in accordance with Section 1.4(e) above, they shall specify in the Notice of Objections the grounds of such objections. Thereupon, the parties shall meet, exchange information, and negotiate in good faith in an attempt to resolve Seller's or Burkett's objection to the calculation of EBITDA, the Earn-Out Statement, and the Earn-Out payment for the fiscal year in question. If the Shareholders


                                       7
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and Buyers have not agreed upon the same within 30 days following the delivery of the Notice of Objections, either party may submit the controversy to final and binding arbitration by Deloitte & Touche, LLP, Tampa, Florida (the "ARBITRATOR"). The Arbitrator shall rule only upon the objections raised in the Notice of Objections which shall not have been resolved by the parties prior to such submission, accepting all other aspects of the calculation of EBITDA and the Earn-Out Payment for the fiscal year in question and the Earn-Out Statement. The Arbitrator shall rule within 30 days after its receipt of a notice to arbitrate from one of the parties, and its award shall be conclusive and binding upon and non-appealable by the parties except to correct manifest clerical errors and except for fraud, perjury, evident partiality, or misconduct by the Arbitrator that prejudices the rights of a party. The Arbitrator's award may be entered as a final judgment in any court of competent jurisdiction. The final calculation of EBITDA and the Earn-Out payment for such fiscal year shall be prepared based upon the Arbitrator's award. In the event that the Arbitrator determines that (i) the Earn-Out payment with respect to the fiscal year in question is greater than the disputed Earn-Out payment, as determined pursuant to Section 1.4(d), and (ii) the difference between the Earn-Out payment calculations is greater than or equal to five percent (5%) of the Earn-Out payment, Buyers shall pay all fees, costs, and expenses of the arbitration (including the fees and costs of the Arbitrator and all fees, costs, and expenses incurred by Seller and the Shareholders in connection with that arbitration). If the Arbitrator determines that no additional amounts are payable by Buyers to Seller or the Shareholder or the additional amount payable by Buyers to Seller or the Shareholder is less than five percent (5%) of the Earn-Out payment with respect to the fiscal year in question, Seller shall pay all fees, costs, and expenses of the arbitration (including the fees and costs of the Arbitrator and all fees, costs, and expenses incurred by Buyers in connection with that arbitration). Upon agreement on the final calculation of EBITDA and the Earn-Out payment for such fiscal year by arbitration, Buyers shall pay to Burkett, as agent for the Shareholders, an amount by wire transfer of immediately available funds equal to the Earn-Out payment, as finally determined, less any payment on account thereof previously made, plus interest at an annual rate of eight percent (8%) on any additional amount payable to the Shareholders from the date when the Earn-Out payment was due and payable as set forth in Section 1.4(d) until the date the payment has been made in full.

            (g) Until the Earn-Out has been paid in full and until all disputes regarding those payments have been fully resolved, Parent and Buyers shall grant to Seller, the Shareholders, and their respective representatives reasonable access to the financial books, records, and work papers of Parent and its Subsidiaries pertaining to the calculation of EBITDA and the Earn-Out payment and the consolidated and consolidating financial statements for the fiscal year for which EBITDA is calculated and shall ensure that the Independent Accountants grant to Seller, the Shareholders, and their respective representatives full access to all books, records, accounts, and work papers of the Independent Accountants relating to the Earn-Out.


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

            (h) Until the Earn-Out has been paid in full and until all disputes regarding those payments have been fully resolved, (1) Burkett shall have a right to be the principal executive officer of the Company pursuant to the Employment Agreement attached as EXHIBIT 5.2E, and the Company and Parent shall cause him to be so elected and (2) Buyers and Parent shall maintain separate books, records and financial statements so that EBITDA may be accurately determined.

            (i) Each of the following events shall constitute an "Event of Default" by Buyers and Parent:

                  (i) Buyers' or Parents failure to pay when due any amount payable pursuant to this Section 1.4, 1.5 or 1.6.

                  (ii) Parent or any Significant Subsidiary of Parent applies for, consents to, or acquiesces in the appointment of a trustee, receiver, or other custodian for Parent or any Significant Subsidiary of Parent or a substantial portion of their respective property or makes a general assignment for the benefit of its creditors or, in the absence of an application, consent or acquiescence, a trustee, receiver, or other custodian is appointed for Parent or any Significant Subsidiary of Parent or for a substantial part of their respective property and is not discharged or dismissed within 30 days;

                  (iii) Parent, the Company, LLC or Gallion (i) being or becoming insolvent or bankrupt, (ii) admitting in writing that it is insolvent or bankrupt, (iii) ceasing to pay its debts as they mature, (iv) making a general assignment for the benefit of its creditors, (v) seeking, consenting to, or acquiescing in the appointment of a receiver, trustee, liquidator, fiscal agent, or similar fiduciary, regardless of how designated, for all or a substantial part of its business or property, (vi) being or becoming a party to a bankruptcy, winding up, reorganization, insolvency, arrangement, or similar proceeding instituted by or against the Parent, the Company, LLC or Gallion under the laws of any jurisdiction, which proceeding, if involuntary in nature, has not been dismissed within sixty (60) Days, (vii) taking any action approving of, consenting to, or acquiescing in, any such proceeding, (viii) being a party to the levy of any distress, execution, or attachment upon the assets or property of the Parent, the Company, LLC or Gallion that substantially interferes with the Company's, LLC's, Gallion's or Parent's performance under this Agreement or Parent's performance under the Guaranty, (ix) taking any action (formal or informal) leading to its dissolution, liquidation, or termination, or (x) the consolidated liabilities of Parent and its Subsidiaries exceed their consolidated assets;

                  (iv) A termination by the Company or Parent of Burkett, other than for "Good Cause," as defined in the Employment Agreement attached as
EXHIBIT 5.2E;

                  (v) A Change in Control that becomes effective on or before March 31, 2001;

                  (vi) A Change in Control which results in an immediate decrease in the consolidated net worth of the Parent as a consequence to such Change in Control; and

                  (vii) The Company, Gallion, LLC or Parent alter's the Company's, LLC's or Gallion's corporate structure or makes any material change to the Company, LLC or Gallion by merger, share exchange, sale of capital stock, purchase or sale of significant assets without Burkett's advance written consent, provided, however, that such alteration or change adversely affects the determination of EBITDA hereunder.

Upon the occurrence of an Event of Default, Seller and the Shareholders may declare all amounts due to Seller under this Section 1.4 immediately due and payable and Buyers shall pay those amounts on demand by wire transfer to an account designated by Seller. For purposes of this Section 1.4(i), the amount due and payable by Buyers upon an Event of Default shall equal $1,000,000 for each fiscal year for which Buyers have not yet paid an Earn-Out payment to Seller.

            (j) If, after Closing, Burkett notifies Buyers that Seller has dissolved and liquidated, Buyers shall pay each Earn-Out Payment that otherwise is payable to Seller under this Section 1.4 directly to the Shareholders as follows: 72.4% of the Earn-Out payment to Burkett; 20.10% of the Earn-Out Payment to Roberta M. Burkett; 3.75% of the Earn-Out payment to Stephen R. Burkett; and 3.75% of the Earn-Out Payment to Bonnie L. Beetar.

            (k) Gallion, LLC and the Company shall each pay a percentage of the aggregate Earn-Out payable pursuant to this Section 1.4 as set forth on SCHEDULE 1.4.

      Section 1.5. TRAVEL GROSS PROFIT PAYMENT. (a) The Buyers shall pay to Seller One Million Dollars ($1,000,000) if: (i) the term of the license agreements between the Company and each of Disney and Warner Brothers with respect to the goods underlying the Travel Related Sales are for at least a two year period, and (ii) the combined Travel Related Gross Profit of Buyers for any two (2) fiscal years including FY 2000, FY2001, and FY 2002 exceeds Five Million Dollars ($5,000,000). The Travel Gross Profit Payment shall be made, if any, within 30 days after the fiscal year in which the contingencies set forth herein have each been met payable by wire transfer of immediately available funds to a bank account designated by Seller or Burkett.

            (b) If prior to March 31, 2002 Burkett is terminated by the Company or Parent other than for "GOOD CAUSE," as defined in the Employment Agreement attached as EXHIBIT 5.2E, the Travel Gross Profit Payment shall become due and payable by Buyers on demand of Seller in an amount equal to One Million Dollars ($1,000,000); provided that Buyers have not previously paid the Travel Gross Profit Payment or determined that a Travel Gross Profit Payment could not be due pursuant to this Section 1.5.

            (c) The Independent Accountants shall calculate the Travel Related Gross


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

Profit for each year up to the completion of FY 2002. The Independent Accountants' calculation of Travel Related Gross Profit shall be used in determining whether Seller is entitled to a Travel Gross Profit Payment under this Section 1.5 unless Seller or Burkett has delivered to Buyers a Notice of Objections within 30 days after the deemed receipt of the calculation in accordance with Section 8.1.

            (d) If Seller or Burkett objects to the calculation of Travel Related Gross Profit for the fiscal year in question in accordance with Section 1.5(c) above, they shall specify in the Notice of Objections the grounds of such objections. Thereupon, the parties shall meet, exchange information, and negotiate in good faith in an attempt to resolve Seller's or Burkett's objection to the calculation of Travel Related Gross Profit for the fiscal year in question. If the Shareholders and Buyers have not agreed upon the same within 30 days following the delivery of the Notice of Objections, either party may submit the controversy to final and binding arbitration by the Arbitrator. The Arbitrator shall rule only upon the objections raised in the Notice of Objections which shall not have been resolved by the parties prior to such submission, accepting all other aspects of the calculation of Travel Related Gross Profit for the fiscal year in question. The Arbitrator shall rule within 30 days after its receipt of a notice to arbitrate from one of the parties, and its award shall be conclusive and binding upon and non-appealable by the parties except to correct manifest clerical errors and except for fraud, perjury, evident partiality, or misconduct by the Arbitrator that prejudices the rights of a party. The final calculation of Travel Related Gross Profit for such fiscal year shall be prepared based upon the Arbitrator's award. In the event that the Arbitrator determines that the Travel Gross Profit Payment is due to Seller, Buyers shall pay all fees, costs, and expenses of the arbitration (including the fees and costs of the Arbitrator and all fees, costs, and expenses incurred by Seller and the Shareholders in connection with that arbitration). If the Arbitrator determines that no Travel Gross Profit Payment is payable by Buyers to Seller, Seller shall pay all fees, costs, and expenses of the arbitration (including the fees and costs of the Arbitrator and all fees, costs, and expenses incurred by Buyers in connection with that arbitration). Upon agreement on the final calculation of Travel Related Gross Profit for such fiscal year by arbitration, Buyers shall pay to Burkett, as agent for the Shareholders, an amount by wire transfer of immediately available funds equal to the Travel Gross Profit Payment, if any, as determined pursuant to this Section 1.5.

            (e) Until the Travel Gross Profit Payment has been paid in full and until all disputes regarding such payment have been fully resolved, Parent and Buyers shall grant to Seller, the Shareholders, and their respective representatives reasonable access to the financial books, records, and work papers of Parent and its Subsidiaries pertaining to the calculation of Travel Related Gross Profit and the consolidated and consolidating financial statements for the fiscal year for which Travel Related Gross Profit is calculated and shall ensure that the Independent Accountants grant to Seller, the Shareholders, and their respective representatives full access to all books, records, accounts, and work papers of the Independent Accountants relating to the Travel Gross Profit Payment.

            (f) If, after Closing, Burkett notifies Buyers that Seller has dissolved and liquidated, Buyers shall pay the Travel Gross Profit Payment, if any, that otherwise is payable to Seller under this Section 1.5 directly to the Shareholders as follows: 72.4% of the Travel Gross Profit Payment to Burkett; 20.10% of the Travel Gross Profit Payment to Roberta M. Burkett; 3.75% of the Travel Gross Profit Payment to Stephen R. Burkett; and 3.75% of the Contingent Payment to Bonnie L. Beetar.

            (g) Gallion, LLC and the Company shall each pay a percentage of the Travel Gross Profit Payment pursuant to this Section 1.5, as set forth on
SCHEDULE 1.5.

      Section 1.6. CONTINGENT PAYMENT. (a) The Buyers shall pay to Seller Two and One Half Million Dollars ($2,500,000) on June 30, 2002 together with Regular Interest and Special Interest, if any (the "FY 2002 Contingent Payment"), if the Special Gross Profit of Buyers for FY 2002 is equal to or greater than Eleven Million Dollars ($11,000,000).

            (b) The Buyers shall pay to Seller Two and One Half Million Dollars ($2,500,000) on June 30, 2003 together with Regular Interest and Special Interest, if any (the "FY 2003 Contingent Payment"), if the Special Gross Profit of the Buyers for FY 2003 is equal to or greater than Eleven Million Dollars ($11,000,000).

            (c) If either payment set forth in Section 1.6(a) or 1.6(b) is not due to Seller because the Special Gross Profit for such year was not equal to or greater than Eleven Million Dollars ($11,000,000) but the combined Special Gross Profit of Buyers for FY 2002 and FY 2003 is equal to or greater than Twenty Two Million Dollars ($22,000,000) then the Buyers shall pay to Seller Two and One Half Million Dollars ($2,500,000) on June 30, 2003 together with Regular Interest (the "Alternative Contingent Payment").

            (d) The FY 2002 Contingency Payment, the FY 2003 Contingency Payment and the Alternative Contingency Payment shall bear interest on the amount of such payment at a rate of six percent (6%) per annum ("Regular Interest") commencing on the Closing Date. In addition to the Regular Interest, the FY 2002 Contingent Payment and the FY 2003 Contingent Payment shall bear interest on the amount of such payment at a rate of twelve percent (12%) per annum ("Special Interest") commencing on the later of: (i) April 1, 2001, or (ii) the date of delivery to the Company by Burkett of sales projections for FY 2002 and FY 2003 in sufficient and reasonable detail.

            (e) Any Contingent Payment may be prepaid, at the option of the Buyers, in whole or in part at any time. Any such prepayment shall include the payment of accrued Regular Interest and Special Interest on the Contingent Payment prepaid to and including the date of prepayment. The payment of any Contingent Payment shall be made by wire transfer of immediately available funds to a bank account designated by Seller or Burkett.

            (f) If prior to March 31, 2002 Burkett is terminated by the Company or

Parent other than for "GOOD CAUSE," as defined in the Employment Agreement attached as EXHIBIT 5.2E, the Contingent Payment shall become due and payable by Buyers on demand of Seller in an amount equal to $2,500,000 for each of FY 2002 and FY 2003 plus all accrued Special Interest and Regular Interest; provided that with respect to such fiscal year, Buyers have not previously paid the Contingent Payment or determined that a Contingent Payment is not due pursuant to this Section 1.6.

            (g) The Independent Accountants shall calculate the Special Gross Profit upon the completion of FY 2002 and FY 2003. The Independent Accountants' calculation of Special Gross Profit shall be used in determining whether Seller is entitled to any Contingent Payment under this Section 1.6 unless Seller or Burkett has delivered to Buyers a Notice of Objections within 30 days after the deemed receipt of the calculation in accordance with Section 8.1.

            (h) If Seller or Burkett objects to the calculation of Special Gross Profit for the fiscal year in question in accordance with Section 1.6(g) above, they shall specify in the Notice of Objections the grounds of such objections. Thereupon, the parties shall meet, exchange information, and negotiate in good faith in an attempt to resolve Seller's or Burkett's objection to the calculation of Special Gross Profit for the fiscal year in question. If the Shareholders and Buyers have not agreed upon the same within 30 days following the delivery of the Notice of Objections, either party may submit the controversy to final and binding arbitration by the Arbitrator. The Arbitrator shall rule only upon the objections raised in the Notice of Objections which shall not have been resolved by the parties prior to such submission, accepting all other aspects of the calculation of Special Gross Profit for the fiscal year in question. The Arbitrator shall rule within 30 days after its receipt of a notice to arbitrate from one of the parties, and its award shall be conclusive and binding upon and non-appealable by the parties except to correct manifest clerical errors and except for fraud, perjury, evident partiality, or misconduct by the Arbitrator that prejudices the rights of a party. The final calculation of Special Gross Profit for such fiscal year shall be prepared based upon the Arbitrator's award. In the event that the Arbitrator determines that the Contingent Payment with respect to the fiscal year in question is due to Seller, Buyers shall pay all fees, costs, and expenses of the arbitration (including the fees and costs of the Arbitrator and all fees, costs, and expenses incurred by Seller and the Shareholders in connection with that arbitration). If the Arbitrator determines that no Contingent Payment is payable by Buyers to Seller with respect to the fiscal year in question, Seller shall pay all fees, costs, and expenses of the arbitration (including the fees and costs of the Arbitrator and all fees, costs, and expenses incurred by Buyers in connection with that arbitration). Upon agreement on the final calculation of Special Gross Profit for such fiscal year by arbitration, Buyers shall pay to Burkett, as agent for the Shareholders, an amount by wire transfer of immediately available funds equal to the Contingent Payment, if any, as determined pursuant to this Section 1.6.

            (i) Until the Contingent Payment has been paid in full and until all disputes regarding those payments have been fully resolved, Parent and Buyers shall grant to Seller, the Shareholders, and their respective representatives reasonable access to the financial books, records, and work papers of Parent and its Subsidiaries pertaining to the calculation of Special Gross Profit and the consolidated and consolidating financial statements for the fiscal year for which Special Gross Profit is calculated and shall ensure that the Independent Accountants grant to Seller, the Shareholders, and their respective representatives full access to all books, records, accounts, and work papers of the Independent Accountants relating to the Contingent Payment.

            (j) If, after Closing, Burkett notifies Buyers that Seller has dissolved and liquidated, Buyers shall pay each Contingent Payment that otherwise is payable to Seller under this Section 1.6 directly to the Shareholders as follows: 72.4% of the Contingent Payment to Burkett; 20.10% of the Contingent Payment to Roberta M. Burkett; 3.75% of the Contingent Payment to Stephen R. Burkett; and 3.75% of the Contingent Payment to Bonnie L. Beetar.

            (k) Gallion, LLC and the Company shall each pay a percentage of the Contingent Payment pursuant to this Section 1.6, as set forth on SCHEDULE 1.6.

      Section 1.7. ALLOCATION OF THE PURCHASE PRICE. For state and federal tax reporting purposes, both the amount of the Purchase Price and the types of consideration included therein shall be allocated among the Assets in the manner agreed upon by Seller and Buyers and set forth on SCHEDULE 1.7 for all purposes (the "ALLOCATION"), and each of the parties shall make all appropriate Tax and other filings on a basis consistent with such Allocation. The parties shall exchange drafts of any information returns required by Section 1060 of the Code, and all similar state statutes, ten days prior to filing any such return. Buyers and Seller stipulate that the Allocation reflects the fair market value of the Assets and further acknowledge that the consideration allocated to the noncompetition and other restrictive convenants of Seller and the Shareholders set forth in this Agreement or the agreements to be executed pursuant to it was the result of an arms-length negotiation between Buyers and Seller and represents the fair market value to them of those restrictions. Buyers and Seller accept and shall abide by the foregoing Allocation of the consideration for the transaction, and shall execute on the Closing Date and timely file with the Internal Revenue Service a Form 8594 reflecting the Allocation. In addition, Buyers, Seller, and any corporation with which any of them files a consolidated tax return shall not include in any Tax Return filed by any of them any item of gain, loss, income, or deduction that reflects a different allocation of any portion of the consideration for the transaction and the noncompetition and other restrictive convenants of Seller and the Shareholders set forth in this Agreement or the agreements to be executed pursuant to it.

      SECTION 1.8. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the consummation of the other transactions contemplated hereby (the "CLOSING") shall take place at 10:00 a.m., local time, at the offices of Baer Marks & Upham LLP, 805 Third Avenue, New York, New York 10022, the later of (i) March 30, 1999, and (ii) the fifth business day following the satisfaction or waiver of all of the conditions specified in Article V (other than conditions requiring the delivery of the Purchase Price, the Assets, the addition or removal of authorized signatories with respect to the Depositaries, or certificates, instruments and documents referenced in Section 5.2(e) and Section 5.3(g)) (the "CLOSING DATE").

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                              OF SELLER AND BURKETT

      Subject to the exceptions set forth in the Seller Disclosure Schedules, Seller and Burkett, jointly and severally, represent and warrant to Buyers that:

      SECTION 2.1. Authority Relative to this Agreement. Seller has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will be, a party and to consummate the Contemplated Transactions. The execution, delivery and performance of each Transaction Document and the consummation of the Contemplated Transactions to which Seller is or, at the Closing, will be, a party have been duly and validly authorized by Seller, and no other acts on the part of Seller (or any other person, except as provided in Section 2.2) are necessary or required to authorize the execution, delivery and performance by Seller of each Transaction Document or the consummation of the Contemplated Transactions to which Seller is, or at the Closing will be, a party. This Agreement has been and, at the Closing, the other Transaction Documents to which Seller is a party will have been, duly and validly executed and delivered by Seller, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute or will, at the Closing, constitute the legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at Law or in equity).

      SECTION 2.2. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is or, at the Closing, will be, a party and the consummation of the Contemplated Transactions to which Seller is or, at the Closing, will be, a party do not and will not (i) violate any provision of the Articles of Incorporation or By-laws (or comparable instruments) of Seller; (ii) require Seller or any other Affiliate of Seller to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on SCHEDULE
2.2 (the "SELLER REQUIRED CONSENTS"); (iii) if Seller Required Consents are obtained prior to Closing, violate, conflict with or result in a breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any material Contract to which Seller is a party or by which it or any of the Assets may be bound or subject, or result in the creation of any Lien upon the Assets; (iv) if Seller Required Consents are obtained prior to Closing, violate any Law or Order of any Governmental Body against, or binding upon, Seller or upon the Assets or the Business; or (v) if Seller Required Consents are obtained prior to Closing, violate or result in the revocation or suspension of any Permit applicable to Seller.

      SECTION 2.3. Corporate Existence and Power. Seller is a corporation duly organized, validly existing, and in active status under the laws of its jurisdiction of incorporation, and has all requisite power, authority and all Permits required to own and/or operate the Assets and to carry on the Business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in the states where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Other than the Subsidiaries disclosed on the Seller Disclosure Schedules, Seller does not have any Subsidiary and does not directly or indirectly own any equity or other interest or investment in any other person. Except for maintaining a showroom in the state of New York, Seller conducts substantially all of its business in the state of Florida and in Hong Kong.

      SECTION 2.4. Charter Documents and Corporate Records. Seller has heretofore delivered or made available to Buyers true and complete copies of the Articles of Incorporation (certified as of a recent date by its jurisdiction of incorporation), By-laws and minute books, or comparable instruments, of Seller as in effect on the date hereof.

      SECTION 2.5. Financial Information. Seller has previously furnished to Buyers true, complete and correct copies of (i) Seller's audited financial statements at and for the years ended December 31, 1997, 1996 and 1995 (the "ANNUAL STATEMENTS"), and (ii) Seller's unaudited financial statements at and for the twelve (12) months ended December 31, 1998 (the "INTERIM STATEMENTS") which have been certified and signed as true, correct and complete by Burkett. Each delivered Annual Statement and Interim Statement has been prepared in accordance with GAAP (except for changes specified therein and the absence of footnotes) and presents fairly and accurately the financial position of Seller as of its date and its earnings, changes in stockholders' equity, and cash flow for the periods then ended. Each delivered balance sheet included in the Annual Statements and the Interim Statements fully sets forth all assets and liabilities of Seller existing as of its date which, under GAAP consistently applied, should be set forth therein, and each delivered statement of earnings included in the Annual Statements and the Interim Statements sets forth the items of income and expense of Seller which should be set forth therein in accordance with GAAP.

            (a) To the knowledge of Seller, except to the extent of the amount of the allowance for doubtful accounts reflected in the Interim Statements or as set forth in

SCHEDULE 2.5, all the Receivables of the Seller reflected therein, and all Receivables that have arisen since December 31, 1998 (except Receivables that have been collected since such date) constitute bona fide and valid rights to collect payments from the sale of goods and services in the ordinary course of the Business.

            (b) All material financial, business and accounting books, ledgers, accounts and official and other records relating to Seller and the Business have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. There are no material records, systems, Contracts, data or information of Seller, recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not under Seller's exclusive ownership and control.

            (c) The Closing Date Net Assets of the Seller shall be equal to or greater than $2,678,524 (the net asset value of the Seller as determined on December 31, 1998) subject to changes attributable to operations in the ordinary course of Business consistent with past practices during the period between December 31, 1998 and the Closing Date including any withdrawals that are necessary for the Shareholders to pay 1998 and 1999 federal income taxes imposed upon such Shareholders as a result of the income or gain of the Seller in the ordinary course of Business up to the Closing Date.

      SECTION 2.6. Liabilities. Except as and to the extent reflected in the balance sheet of Seller (the "LATEST BALANCE SHEET") at December 31, 1998 (the "LATEST BALANCE SHEET DATE") referred to in Section 2.5 or described on the Seller Disclosure Schedules, Seller did not have, as of the Latest Balance Sheet Date, any Liabilities or obligations, and except as described in SCHEDULE 2.6 hereto, Seller has not incurred any Liabilities since the Latest Balance Sheet Date except (i) current Liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the Business and consistent with past practice, (ii) Liabilities reflected on any balance sheet included in the Interim Statements delivered to Buyers prior to the date hereof, and (iii) Liabilities or obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of the Business not required to be reflected in financial statements under GAAP.

      SECTION 2.7. Inventory. Schedule 2.7 sets forth a true and complete list of Inventory by category as of December 31, 1998 (including an aging schedule showing all items over 60 days old). No material change to Inventory has occurred since the Latest Balance Sheet Date. All Inventory consists of items which are good and merchantable and of a quantity and quality usable or saleable in the ordinary course of the Business consistent with past practices. Since the Latest Balance Sheet Date, Seller has continued to replenish its Inventories in a manner consistent with past practice. Except as noted on the Seller Disclosure Schedules, no items of Inventory are pledged as collateral or held by Seller on consignment from any other person. The Inventory is valued at the lower of cost or market, net realizable value on the "first in, first out" method consistent with past practices, and were so valued on December 31, 1998. The inventory and reserves reflected on the Latest Balance Sheet are stated in accordance with GAAP consistent with past practices.

      SECTION 2.8. Absence of Certain Changes

            (a) Since the Latest Balance Sheet Date, except as disclosed in
Schedule 2.8, Seller has conducted the Business in the ordinary course consistent with past practices and there has not been:

                  (i) Any material adverse change in the Assets or any material adverse change in the Condition of Seller or any event, occurrence or circumstance that could reasonably be expected to cause such a material adverse change;

                  (ii) Any transaction or Contract with respect to the purchase, acquisition, lease, disposition or transfer of all or any part of any Assets or to any capital expenditure relating to the Business (in each case, other than in the ordinary course of the Business in accordance with past practice);

                  (iii) Any changes in the Articles of Incorporation or By-laws of Seller;

                  (iv) Any declaration, setting aside or payment of any dividend or other distribution with respect to the common stock or any other capital stock of Seller or any loan or advance to any officer, director, or shareholder of Seller, other than those distributions as set forth on SCHEDULE 2.8;

                  (v) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking adversely affecting the tangible Assets;

                  (vi) Any change in any method of accounting or accounting practice by Seller;

                  (vii) Except as set forth in the Seller Disclosure Schedules or required by any of the Transaction Documents, any increase in the compensation, commission, bonus or other direct or indirect remuneration paid, payable or to become payable to any officer, shareholder, director, consultant, agent (excluding professional advisors), or employee of Seller, or any alteration in the benefits payable or provided to any thereof;

                  (viii) Any materially adverse change in the relationship of Seller with its customers, suppliers and vendors;

                  (ix) Except for any changes made in the ordinary course of the Business, any material change in any of Seller's business policies, including advertising, marketing, pricing, purchasing, personnel, returns or budget policies;

                  (x) Except in the ordinary course of the Business, consistent with past practice, or as disclosed in SCHEDULE 2.8, any material payment, directly or indirectly, of any Liability of Seller before the same became due in accordance with its terms;

                  (xi) Any (a) incurrence, assumption or guarantee by Seller of any Debt other than in the ordinary course of the Business in amounts and on terms consistent with past practices, (b) issuance or sale of any securities convertible into or exchangeable for debt securities of Seller, or (c) issuance or sale of options or other rights to acquire from Seller, directly or indirectly, debt securities of Seller or any securities convertible into or exchangeable for any such debt securities; or

                  (xii) Any agreement or arrangement whether written or oral to do any of the foregoing.

            (b) Except as set forth in Schedule 2.8, no Liability of Seller is past due.

      SECTION 2.9. The Assets.

            (a) Schedule 2.9(a) sets forth a complete list and description of the Real Property. Seller has a valid leasehold interest in and to the Real Property and good and marketable title to the improvements located on the Real Property, in each case, free and clear of all Liens of any nature whatsoever, other than (i) Liens disclosed on the Latest Balance Sheet, (ii) Liens for current Taxes not yet due and payable (and for which adequate reserves have been established on the Latest Balance Sheet), (iii) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation, (iv) landlord and other statutory liens, (v) liens in favor of SunTrust Bank, Tampa Bay, and (vi) liens, easements, covenants, restrictions and other similar encumbrances of record listed on SCHEDULE 2.9(A) (collectively, "PERMITTED LIENS"). All Improvements located on the Real Property are in good operating condition (subject to normal wear and tear) with no structural or other defects known to Seller that could interfere in any material respect with the operation of the Business and are suitable for the purposes for which they are currently used. To the knowledge of Seller, the Business is not in violation in any material respect of any building, zoning, anti-pollution, health, occupational safety or other Law, Order or Permit in respect of the Real Property. Except as disclosed on SCHEDULE 2.9(A), no person, other than Seller and subject to the terms and conditions of the existing leases for the Real Property, the lessor of the Real Property, has any right to occupy or possess any of the Real Property.

            (b) Seller has good and valid title to (or valid leasehold interest in) all equipment used in the Business, free and clear of all Liens except Permitted Liens. The equipment constituting a part of the Assets (whether owned or leased) has been well maintained, is in good condition and repair (subject to normal wear and tear) and is, in the aggregate, adequate in quantity and quality for the operation of the Business as presently conducted.

            (c) Seller is in possession of and has good and valid title to the Assets used in the Business (other than the Real Property and Equipment) (except as provided in the license agreements listed on Schedule 2.10 of the Seller Disclosure Schedules), free and clear of any Liens other than Permitted Liens. All of the tangible Assets used in the Business are in good condition and repair, normal wear and tear excepted, and are suitable for the uses for which they are currently used. SCHEDULE 2.9(C) contains a list and description, including location, of all tangible Assets with a book value (before depreciation) of $1,000 or more. The Assets constitute all of the assets which are necessary to operate the Business and, assuming all Seller Required Consents are obtained, the consummation of the Contemplated Transactions hereby will enable Buyers to conduct the Business substantially as it has been conducted before Closing.

      SECTION 2.10. Contracts.

            (a) Schedule 2.10 sets forth an accurate and complete list of all Contracts to which Seller is a party or by which it or the Assets are bound or subject, relating to the Business that (i) cannot be canceled upon 30 days' notice without payment or penalty of less than $1,000, or (ii) involve aggregate future payments by or to any person of more than $5,000. True and correct copies of all written Contracts listed on such Schedule and summaries of the material provisions of all oral Contracts so listed have been made available to Buyers.

            (b) All Contracts listed on Schedule 2.10 are valid, subsisting, in full force and effect and binding upon Seller and, to the knowledge of Seller, the other parties thereto in accordance with their terms. Seller is not in default (and has not received any notice of an alleged default) under any such Contract nor, to the knowledge of Seller, is any other party thereto in default thereunder and there is no condition that with notice or the lapse of time or both would constitute a default by Seller (or give rise to a termination right) nor, to Seller's knowledge, does any condition exist that with notice or the lapse of time or both would constitute a default by any other party thereto (or give rise to a termination right) under any such Contract. To the knowledge of Seller, none of the other parties to any such Contract intends to terminate or materially adversely alter the provisions thereof by reason of the Contemplated Transactions or otherwise. Since the Latest Balance Sheet Date, Seller has not waived any material right under any such Contract, materially amended or extended beyond December 31, 1998 any such Contract (other than the Disney Licenses, if Disney extends the Disney Licenses) or terminated or failed to renew (or received written notice of termination or failure to renew with respect to) any such Contract. Except as set forth on SCHEDULE 2.2, no approval or consent of any person is required in order for the Contracts required to be disclosed on SCHEDULE 2.10 to continue in full force and effect after the Closing.

            (c) Except as set forth on Schedule 2.10, all purchase commitments for products, materials, supplies, raw materials or other items to which Seller is a party are not in excess of the customary requirements of the Business or, to the knowledge of Seller, are at prices in excess of current market prices for similar items.

      SECTION 2.11. Intangible Property. Schedule 2.11 sets forth all of Seller's Intellectual Property Rights. Except as set forth in Schedule 2.11, Seller has not filed any registrations and/or applications with respect to Seller's Intellectual Property Rights with any Governmental Body. There are no other Intellectual Property Rights that are material to the Business. The Contemplated Transactions will not have a material adverse effect on the right, title and interest of Buyers as of the Closing Date in and to the Intellectual Property Rights. Except as set forth on SCHEDULE 2.11, (i) none of the Intellectual Property Rights have been assigned, transferred or licensed to or from any third person, (ii) Seller has not received any written notice of invalidity, infringement or misappropriation from any third party with respect to any Intellectual Property Rights, (iii) to the knowledge of Seller, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property or other rights of any third parties, and (iv) to the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of Seller.

      SECTION 2.12. Claims and Proceedings. Except as set forth on Schedule 2.12, there are no outstanding Orders of any Governmental Body against or involving Seller, the Assets or the Business. Except as set forth on SCHEDULE 2.12, there are no material actions, suits, claims or counterclaims, examinations, audits or legal, administrative, governmental, arbitral or other proceedings or investigations (collectively, "CLAIMS") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the knowledge of Seller, threatened on the date hereof, against or involving Seller, the Assets or the Business. SCHEDULE 2.12 also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance. Except as set forth on SCHEDULE 2.12, at the Closing there will be no such Claims pending or, to the knowledge of Seller, threatened, other than Claims that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Condition of the Business. Except as set forth on SCHEDULE 2.12, to the knowledge of Seller, on the date hereof, there is no fact, event or circumstance that is reasonably likely to give rise to any material Claim. All notices required to have been given to any insurance company listed as insuring against any Claim have been timely and duly given and, except as set forth on SCHEDULE 2.12, no insurance company has asserted that any asserted Claim that exists as of the date of this Agreement is not covered by the applicable policy relating to any Claim submitted to it. Seller is not a party to any Claim that has created any Lien on the Assets.

      SECTION 2.13. Taxes.

            (a) Except as set forth in Schedule 2.13:

                  (i) Seller has timely filed or, if not yet due, will timely file (taking into account all extensions of time allowed by Law) all Tax Returns required to be filed by it for all taxable periods ending on or before the Closing Date and all such Tax Returns are or, if not yet filed, will be, upon filing, true, correct and complete to Seller's knowledge;

                  (ii) Seller has paid, or if payment is not yet due, will on or before the Closing Date, pay to the appropriate Tax Authority, all Taxes of Seller that to Seller's knowledge are due and payable before the Closing Date for all taxable periods ending on or before the Closing Date;

                  (iii) the accruals for Taxes currently payable as well as for deferred Taxes shown on the Interim Statements as of the Latest Balance Sheet Date or the date of the Annual Statements delivered prior to the Closing have been accrued in accordance with GAAP and accurately reflect, as of the date thereof, all unpaid Taxes of Seller whether or not disputed;

                  (iv) no extension of time has been requested or granted for Seller to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and Seller has not granted a power of attorney that remains outstanding with regard to any Tax matter;

                  (v) Seller has not received written notice of a determination by a Tax Authority that Taxes are owed by Seller as of the date of this Agreement (such determination to be referred to as a "TAX DEFICIENCY") and, to Seller's knowledge, no Tax Deficiency is proposed or threatened;

                  (vi) to Seller's knowledge, all Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

                  (vii) there are no Tax Liens on or pending against Seller or any of the Assets, other than Liens for Taxes not yet due and payable;

                  (viii) there are no presently outstanding waivers or extensions or requests for waiver or extension by Seller of the time within which a Tax Deficiency may be asserted or assessed;

                  (ix) there are no pending Tax Audits and Seller has not received any written notice of any threatened Tax Audit of Seller;

                  (x) except for the State of Florida, Seller has not filed any Tax Returns which are based upon the income or assets of Seller with any state of the United States;

                  (xi) no claim has been made by any Tax Authority that Seller is subject to Tax in a jurisdiction in which Seller is not then paying Tax of the type asserted; and

                  (xii) Seller has been, at all times since January 1, 1988, an "S corporation" having elected that status pursuant to Section 1362 of the Code.

                  (xiii) Each reference to a provision of the Code in this
Section 2.13 shall be treated for state and local Tax purposes as a reference to analogous or similar provisions of state and local law. Except as set forth in
SCHEDULE 2.13, Seller has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to be collected on or prior to the Closing Date and has been furnished properly completed exemption certificates for all exempt transactions. Seller has maintained and has in its possession substantially all records, supporting documents and exemption certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for the seven years preceding the Closing Date. With respect to sales made by Seller prior to the Closing Date for which sales and use Taxes are not yet due as of the Closing Date, all applicable sales and use Taxes payable with respect to such sales will have been collected or billed by Seller and will be included in the Assets of Seller as of the Closing Date.

      SECTION 2.14. Employee Benefits Plans.

            (a) Except as set forth on Schedules 2.10 and 2.14, neither Seller nor any Affiliate of Seller, nor the Business, nor any portion of the Business (all of the above hereinafter individually and collectively called the "ENTITY"), nor any other company or entity which together with the Entity constitutes a member of the Entity's "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code (such group or groups and each member thereof hereinafter referred to individually and collectively as the "GROUP")), has any Liability or is a fiduciary with respect to or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA), or (ii) any other benefit plan, program, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, officers, directors, consultants or independent contractors of the Entity or the Group, or for the benefit of any other person or persons) including, without limitation, arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Entity or the Group, or with respect to disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance or other contribution, benefit or payment of any kind, or (iii) any employment, consulting, or service contract or agreement of any kind whatsoever (all such employee benefit plans and other benefit plans, programs, contracts or arrangements and such employment, consulting, service or other contracts or agreements whether written or oral, other than any insurance policies covering the acts of the officers and/or directors of Seller acting as such, hereinafter individually and collectively called the "EMPLOYEE BENEFIT PLAN(S)"). No Employee Benefit Plan is subject to Title IV of ERISA. No Entity and no member of the Group has completely or partially withdrawn, within the meaning of Title IV of ERISA, from any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

            (b) In addition, except as set forth in Schedule 2.14 hereof (i) there have been no material, nonexempt, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the Employee Benefit Plans; (ii) no Liability has been or is expected to be incurred by the Entity or any member of the Group under Title IV of ERISA; (iii) any and all amounts which the Entity or any member of the Group are required to pay as contributions or otherwise, or with respect to the Employee Benefit Plans have been paid; (iv) no Employee Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and neither Entity nor any member of the Group has provided, or is required to provide, security to any Employee Benefit Plan which is subject to Title IV of ERISA or otherwise; (v) the current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under each Employee Benefit Plan which is subject to Title IV of ERISA or otherwise, does not exceed the current value of the assets of such Employee Benefit Plan allocable to such benefit liabilities;
(vi) each of the Employee Benefit Plans has been established, maintained, operated and administered substantially in accordance with its material terms and all material applicable Laws; (vii) each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the IRS to be so qualified and to Seller's knowledge continues to be so qualified; (viii) there are no pending or threatened Claims involving any of the Employee Benefit Plans; (ix) no notice of a "reportable event" within the meaning of Section 4043 of ERISA has been required to be filed with respect to any Employee Benefit Plan; (x) neither the Entity nor any member of the Group is a party to, or participates in, or has any Liability or contingent Liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA; (xi) neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of additional events or acts) accelerate vesting or any benefits or any payments, increase the amount or value of any benefit or payment under any Employee Benefit Plan; and (xii) except to the extent required to maintain tax-qualified status or otherwise required by applicable Laws, neither the Entity nor any member of the Group has any obligation or commitment to establish, maintain, operate or administer any Employee Benefit Plan not set forth on SCHEDULE 2.14, or to amend any Employee Benefit Plan so as to increase benefits thereunder or otherwise.

            (c) A true and correct copy of each of the Employee Benefit Plans (and all amendments thereto, whether currently effective or to become effective at a later date) and all Contracts relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance Contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been made available to Buyers. In the case of any Employee Benefit Plan which is not in written form, an accurate and complete description of such Employee Benefit Plan has been provided to Buyers. With respect to each Employee Benefit Plan, Buyers have been provided with a true and correct copy of (i) the three most recent annual reports (IRS Form 5500 series), Pension Benefit Guaranty Corporation filings and actuarial reports, and (ii) the most recent summary plan description (including summaries of material modification), IRS determination letter and/or ruling, and, in the case of any funded Employee Benefit Plan, a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect thereto, and there have been no material changes in the financial condition in the respective Employee Benefit Plans (or other information provided hereunder) from that stated in each Employee Benefit Plan's most recent of such annual reports, actuarial reports and schedule of assets.

      SECTION 2.15. Employee-Related Matters.

            (a) Schedule 2.15 contains a true and correct list, by category, of all officers, directors, full-time employees, part-time employees, and other employees of Seller and a description of the rate and nature of all compensation payable or accrued by Seller to, and the amount of vacation, sick days, personal days and other leave accrued by, each such person. Buyers have been provided with true and complete (i) copies of all manuals and handbooks applicable to any current or former director, officer, employee or consultant of Seller, (ii) copies of all standard forms of employee trade secret, non-compete, non-disclosure and invention assignment agreements, together with a list of all agreements that deviate therefrom and a description of such deviation, and (iii) descriptions of all existing severance, accrued vacation or other leave policies or retiree benefits of any such director, officer, or employee. Except as set forth on SCHEDULE 2.15, the employment or consulting arrangement of all such persons is subject to applicable Laws involving the wrongful termination of employees and each such arrangement is terminable at will (without the imposition of damages) by Seller as limited by such applicable Florida and federal Law.

            (b) Except as set forth in Schedule 2.15, (i) Seller is not a party to any Contract with any labor organization or other representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against Seller; (iii) Seller has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past five years, and to the knowledge of Seller, no such labor strike, slow down, work stoppage or similar labor controversy is threatened; (iv) no representation question has been raised respecting any of Seller's employees working within the past five years, nor, to the knowledge of Seller, are there any organizing activities or campaigns being conducted to solicit authorization from Seller's employees to be represented by any labor organization and no such activity or campaign is threatened; (v) no Claim before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, other representative of employees or any Governmental Body is pending or, to the knowledge of Seller, threatened against Seller; (vi) Seller is not a party to, or otherwise bound by, any Order relating to its employees or employment practices; (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees; and (viii) Seller is in material compliance with all applicable Laws affecting employment and employment practices.

            (c) No current employee of Seller is (i) absent on a military leave of absence and eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (ii) absent on a leave of absence under the Family and Medical Leave Act. SCHEDULE 2.15 contains a true and correct list of
(1) each qualified beneficiary (within the meaning of Section 4980B(g)(1) of the Code) of any group health plan (within the meaning of Section 4980B(g)(2) of the
Code) which is an Employee Benefit Plan who as of the date hereof, is eligible for continuation of group health plan coverage under any Employee Benefit Plan on account of a qualifying event (within the meaning of Section 4980B(f)(3) of the Code) occurring on or prior to the Closing Date, and (2) with respect to each such qualified beneficiary, the date and nature of such qualifying event.

      SECTION 2.16. Insurance. Schedule 2.16 sets forth a list of all material insurance policies, fidelity and surety bonds and fiduciary liability policies (the "INSURANCE POLICIES") covering the Assets, the Business, operations, employees, officers and directors of Seller and true and complete copies of all such Insurance Policies have been made available to Buyers. SCHEDULE 2.16 also sets forth (a) with respect to each Insurance Policy the applicable deductible amounts, (b) any letter of credit relating to any such Insurance Policy and all reports delivered to Seller during the past year by any insurer with respect to such Insurance Policies, copies of which have been made available to Buyers and
(c) a true and complete list of Claims made in respect of each Insurance Policy during the five (5) years prior to the date hereof. True and correct copies of all loss runs with respect to such period have been made available to Buyers. There is no Claim by Seller pending under any of such Insurance Policies, as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or any requirement by any insurer to perform work which has not been satisfied. All premiums payable on or before the Closing Date under all Insurance Policies have been paid and Seller is otherwise in material compliance in all respects with the terms and conditions of all such Insurance Policies. All Insurance Policies are in full force and effect. Each Insurance Policy is of the type and in amounts which have been reasonably determined by Seller to be adequate. Seller does not know of any threatened termination of, premium increase with respect to, or uncompleted requirements under any Insurance Policy. No premiums are or will be payable under Insurance Policies after the Closing in respect of insurance provided for periods prior to the Closing Date. Claims under all such Insurance Policies are payable on a "claims made basis."

      SECTION 2.17. Compliance with Laws. Seller is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "ORDERS"), or any material Law, of any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility (collectively, "GOVERNMENTAL BODIES") affecting its assets or the Business.

      SECTION 2.18. Permits. Seller has obtained all Permits, and has made all required registrations and filings with, any Governmental Body that are necessary in all material respects for the ownership of the Assets, the use and occupancy of the Real

Property, and the conduct of the Business. All material Permits required to be obtained or maintained by the Seller are listed on SCHEDULE 2.18 and are in full force and effect; no violations are or have been recorded, nor have any notices or violations thereof been received, in respect of any material Permit; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any material Permit; and the consummation of the Contemplated Transactions will not (or with the giving of notice or the passage of time or both will not) cause any material Permit to be revoked or limited.

      SECTION 2.19. Environmental Matters. Except as referenced in Schedule
2.19:

            (a) there has been, directly or indirectly, no use, manufacture, generation, refining, storage, transport, disposal or treatment of Hazardous Substances by Seller or any Release at, on or under any Real Property by Seller or, to the knowledge of Seller based upon written notice to Seller, by any other person, in violation of any Environmental Law or which would require remedial action under any Environmental Law; to the knowledge of Seller, Seller has not contaminated the soil, ground water or surface water of the Real Property; to the knowledge of Seller based upon written notice, none of the soil, ground water or surface water of such Real Property is or has been contaminated by any Release.

            (b) No portion of the Real Property has ever been used as a petroleum storage, refining, storage or distribution facility or terminal, a gasoline service station or automobile repair shop by Seller or any tenant or licensee of Seller thereat;

            (c) As to the ownership or operation of the Assets or the Business, Seller has not created, suffered or permitted, and has not received any written notice of (i) any alleged violation with respect to any Environmental Law; or
(ii) any prior, pending or threatened Regulatory Action or other Claim involving Seller or any present or former owner, lessee or operator of the Real Property;

            (d) (i) To Seller's knowledge and other than as listed on the Seller Disclosure Schedule, there are no incinerators, septic tanks, underground or aboveground tanks or cesspools, pipes or pipelines for the storage or transportation of Hazardous Substances, including without limitation, heating oil, fuel oil, gasoline and/or other petroleum products, whether such tanks, pipelines or pipes are in operation, closed or abandoned (the "Tanks") located, or to the knowledge of Seller based on written notice to Seller, which have been located, on, at or under the Real Property, (ii) all sewage from the Real Property is discharged into a public sanitary sewer system, and (iii) except as disclosed on the Seller Disclosure Schedules, there has been no Release by Seller, or to Seller's knowledge based upon written notice to Seller, by any other party, into the atmosphere, any adjoining or adjacent body of water, or adjoining or adjacent property in violation of Environmental Law. Seller has made available to Buyers copies of all environmental reports and all other written materials held or controlled by Seller regarding the environmental matters set forth in this Section 2.19;

            (e) To Seller's knowledge, the Real Property and all improvements on that property are presently, and, to the knowledge of Seller based upon written notice to Seller, have been at all times in the past, in full compliance with all material applicable Environmental Laws. All material Permits required by any Environmental Laws in connection with Seller, the Real Property and the Business have been obtained, are in full force and effect and have not been violated in any material respect;

            (f) There is no pending or, to the knowledge of Seller, threatened Claim, including without limitation Regulatory Actions, or Environmental Liability, or, to the knowledge of Seller, any existing condition or basis which may give rise to any such Claim or Environmental Liability, or which, to the knowledge of Seller, may otherwise result in the imposition of a Lien or forfeiture of the Real Property, or otherwise prohibit, restrict or materially interfere with its use as presently conducted;

            (g) Seller has not received any written notice that any Environmental Law requires any environmental testing, cleanup, removal or work, repairs, construction or expenditures with respect to any part of the Real Property or activities conducted at the Real Property;

            (h) To Seller's knowledge, no part of the Real Property (and Seller has not received written documentation stating or indicating that any part of the Real Property) is wetlands or in a flood plain; and

            (i) Seller's representations and warranties in this Section 2.19 are based upon its respective knowledge of the Real Property, and Buyers are entitled to rely thereon notwithstanding any independent investigations by Buyers.

      SECTION 2.20. Finders; Fees. Other than Gerard Klauer Mattison & Co., L.L.C., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller in connection with the consummation of the Contemplated Transactions.

      SECTION 2.21. Restrictions on Business Activities. There is no Order directed to Seller or Contract binding upon Seller which has had or could reasonably be expected to have the effect of prohibiting or adversely limiting the freedom of Seller to engage in the Business or compete with any person.

      SECTION 2.22. Suppliers and Customers. Schedule 2.22 lists for the fiscal year ended December 31, 1998, the twenty-five largest suppliers and customers (by dollar amount) of Seller. There has not occurred any material adverse change in the relationship of Seller with any of its suppliers and customers since December 31, 1998 and, except as and to the extent set forth on SCHEDULE 2.22, to Seller's knowledge, there are no facts or circumstances (including, without limitation, the Contemplated Transactions) that could reasonably be expected to have a material adverse effect on Seller's relationship with any of its suppliers and customers. Since December 31, 1998,

(i) no supplier or customer has canceled or terminated, or threatened to cancel, or otherwise terminate, its relationship with Seller or (ii) no supplier or customer has threatened to decrease or limit materially its relationship with Seller.

      SECTION 2.23. Year 2000 Compliance. Seller has conducted an evaluation and review of its Computer Related Systems and has determined the total costs of its Computer Related Systems becoming Year 2000 Compliant, including costs related to remediation, replacement, upgrading, conversion and testing of hardware, software and other equipment. On the basis of this review, Seller has concluded that the incremental cost to Seller of its Computer Related Systems becoming Year 2000 Compliant will not have a material adverse effect on the Condition of Seller. Seller believes it has adequate plans and processes in place sufficient for all of its Computer Related Systems to become Year 2000 Compliant prior to such time that a failure to be Year 2000 Compliant might reasonably be expected to have a material adverse effect upon the Condition of the Business.

      SECTION 2.24. Product Warranties, Product Return Policies and Service Warranties. Except as set forth on Schedule 2.24, Seller does not utilize any express product warranties, guarantees, product return policies, service warranties or service policies.

      SECTION 2.25. Depositaries. Schedule 2.25 sets forth the name of each bank, financial institution or similar entity in which Seller maintains an account, lock box or safe deposit box for the purpose of account receivable collection (the "DEPOSITARIES"), together with the names of all authorized signatories on each of the Depositaries.

      SECTION 2.26. Product Liability. There are no Claims and, to the knowledge of Seller, no threatened Claims nor, to the knowledge of Seller, are there any facts or circumstances that could reasonably be expected to result in a Claim, against Seller for injury to any person or property of employees or any third parties suffered as a result of the ownership, possession or use of any product manufactured, fabricated, assembled, sold, leased or distributed by Seller, including Claims arising out of the defective or unsafe nature of Seller's products, which could, individually or in the aggregate, have a material adverse effect on the Condition of the Business.

      SECTION 2.27. Disclosure. None of the representations and warranties of each of Seller and Burkett in this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in them not misleading, in light of the circumstances under which they were made.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                     OF THE COMPANY, LLC, GALLION AND PARENT

         The Company, Gallion, LLC and Parent jointly and severally represent and warrant to Seller and each of the Shareholders that:

      SECTION 3.1. Authority Relative to this Agreement. Each of the Company, Gallion, LLC and Parent has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will be, a party and to consummate the Contemplated Transactions. The execution, delivery and performance of each Transaction Document and the consummation of the Contemplated Transactions to which the Company, Gallion, LLC or Parent is or, at the Closing, will be, a party have been duly and validly authorized and approved by the board of directors of the Company, Gallion and Parent and by the manager of LLC and no other corporate proceedings on the part of the Company, Gallion, LLC or Parent and no other acts on the part of the Company, Gallion, LLC, Parent, or any other person are necessary or required to authorize the execution, delivery and performance by the Company, Gallion, LLC and Parent of each Transaction Document or the consummation of the Contemplated Transactions to which it is, or at the Closing will be, a party. This Agreement has been and, at the Closing, the other Transaction Documents to which the Company, Gallion LLC and Parent is a party will have been, duly and validly executed and delivered by the Company, Gallion, LLC and Parent, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute or, will at the Closing, constitute the legal, valid and binding agreements of the Company, Gallion, LLC and Parent, enforceable against the Company, Gallion, LLC and Parent in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at Law or in equity). All of the issued and outstanding stock of each of the Company and Gallion is owned of record and beneficially by Parent. All of the issued and outstanding membership interests of LLC are owned of record and beneficially by Gallion.

      SECTION 3.2. No Conflicts; Consents. The execution, delivery and performance by the Company, Gallion, LLC and Parent of this Agreement and each other Transaction Document to which it is or, at the Closing, will be, a party and the consummation of the Contemplated Transactions to which it is or, at the Closing, will be, a party do not and will not (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of the Company, Gallion or Parent; (ii) violate any provisions of the Certificate of Formation or the Operating Agreement of LLC; (iii) require the Company, Gallion, LLC or Parent or any of their Affiliates to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth in SCHEDULE 3.2 (the "BUYERS REQUIRED CONSENTS"); (iv) if Buyers Required Consents are obtained prior to the Closing, violate, conflict with or result in the breach or default under (with or without the giving of notice or the passage of time or both) or permit the suspension or termination of, any material Contract to which Parent, the Company, LLC or Gallion is a party or by which the Company, Gallion, LLC, Parent, or their respective assets may be bound or subject; (v) if Buyers Required Consents are obtained prior to the Closing, violate any Law or Order of any Governmental Body against, or binding upon, Parent, the Company,

LLC or Gallion or upon its assets or business; or (v) if Buyers Required Consents are obtained prior to Closing, violate or result in the revocation or suspension of any Permit.

      SECTION 3.3. Corporate Existence and Power. Each of the Company, Gallion and Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite powers, authority, all Permits, and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each of the Company, Gallion, LLC and Parent is duly qualified to do business as a foreign corporation and is in good standing in each state of the United States where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. LLC is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and has all requisite powers, authority, all Permits, and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

      SECTION 3.4. Finders; Fees. Other than Akin Bay Company, LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, Gallion, LLC or Parent who might be entitled to any fee or commission from the Company, Gallion, LLC or Parent in connection with the consummation of the Contemplated Transactions.

      SECTION 3.5. SEC Filings. Parent has filed with the SEC all forms, reports, schedules, and statements that were required to be filed by it with the SEC since October 20, 1997, and previously has furnished or made available to Seller accurate and complete copies of all the SEC Documents. As of their respective dates, the SEC Documents were prepared in accordance with the Exchange Act and the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in those documents or necessary to make the statements in those documents not misleading, in light of the circumstances under which they were made. Parent shall deliver to Seller as soon as they become available accurate and complete copies of any report or statement that it mails to its shareholders generally or files with the SEC during the period after the date of this Agreement and before the Closing Date. As of their respective dates, these reports and statements will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in them or necessary to make the statements in them not misleading, in light of the circumstances under which they are made and these reports and statements will comply in all material respects with all applicable requirements of the Exchange Act and the Securities Act.

      SECTION 3.6. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries that are included or incorporated in the SEC Documents were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise indicated in the notes to them) and fairly present the consolidated financial position, results of operations, and cash flows from operating, investing, and financing activities of Parent and its Subsidiaries as of the dates and for the periods indicated, except that the unaudited consolidated interim financial statements in the SEC Documents are subject to normal year-end adjustments and were prepared in accordance with the instructions to SEC Form 10-Q and, accordingly, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with GAAP. The consolidated financial statements of Parent and its Subsidiaries that are included or incorporated in any subsequent report or statement that Parent mails to its shareholders generally or files with the SEC during the period after the date of this Agreement and before the Closing Date will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise indicated in them, the notes to them, or any related report of Parent's independent accountants) and will fairly present the financial information that they purport to present, except that the unaudited, consolidated interim financial statements will be subject to normal year-end adjustments and will omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with GAAP.

      SECTION 3.7. Subsequent Events. Except as contemplated by this Agreement or disclosed in the SEC Documents, none of the following has occurred since the date of the most recent consolidated balance sheet of Parent and its Subsidiaries that is included in the SEC Documents: (a) any event that had, or is reasonably likely to have, a material adverse effect on Parent; (b) any change by Parent in its accounting methods, practices, or principles, except as required to comply with applicable Law or a change in GAAP; (c) any commitment or transaction by Parent or any of its Subsidiaries that had, or is reasonably likely to have, a material adverse effect on Parent and was not in the usual and ordinary course of business; (d) any declaration, payment, or setting aside for payment of any dividends or other distributions (whether in cash, stock, or property) in respect of the Parent's stock; or (e) any event, action, or condition that (i) is of the type prohibited by Section 4.1(b), (ii) constitutes an agreement by Parent to do anything described in clauses (a)-(d) above, or
(iii) if it had occurred before the date of this Agreement, would have made any representation or warranty by the Company, Gallion, LLC or Parent in this Agreement inaccurate in any material respect.

      SECTION 3.8. Financing. The Company, Gallion, LLC and Parent have immediately available internal funds to pay the purchase price required by
Article I and will not require financing from any other person to satisfy its obligations to pay the Purchase Price.

      SECTION 3.9. Compliance with Laws. Each of the Company, Gallion, LLC and Parent is not in violation of any Orders, or any material Law, of any Governmental Bodies affecting its assets or its business.

      SECTION 3.10. Restrictions on Business Activities. There is no Order directed to the Company, Gallion, LLC or Parent or Contract binding upon the Company, Gallion, LLC or Parent which has had or could reasonably be expected to have the effect of prohibiting or adversely limiting the freedom of the Company, Gallion, LLC or Parent to engage in its business or compete with any person.

      SECTION 3.11. Year 2000 Compliance. Each of the Company, Gallion, LLC and Parent has conducted an evaluation and review of its Computer Related Systems, as well as the Computer Related Systems of its customers, suppliers and vendors and has determined the total costs of becoming Year 2000 Compliant, including costs related to remediation, replacement, upgrading, conversion and testing of hardware, software and other equipment. On the basis of this review, each of the Company, Gallion., LLC and Parent has concluded that its incremental cost of becoming Year 2000 Compliant will not have a material adverse effect on the Condition of the Company, Gallion, LLC or Parent. Each of the Company, Gallion, LLC and Parent believes it has adequate plans and processes in place sufficient for all of its Computer Related Systems to become Year 2000 Compliant prior to such time that a failure to be Year 2000 Compliant might reasonably be expected to have a material adverse effect upon the Condition of its business.

      SECTION 3.12. Intangible Property. The Company, Gallion, LLC, Parent and Parent's Subsidiaries have all Intellectual Property Rights that are material to the Company's, Gallion's, LLC's or Parent's business. The Contemplated Transactions will not have a material adverse effect on the right, title and interest of the Company, Gallion, LLC or Parent as of the Closing Date in and to the Intellectual Property Rights. Except as disclosed on the SEC Documents, (i) the Company, Gallion, LLC and Parent have not received any written notice of material invalidity, infringement or misappropriation from any third party with respect to any of their respective Intellectual Property Rights; (ii) to the knowledge of the Company, Gallion, LLC and Parent, the Company, Gallion, LLC and Parent have not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property or other rights of any third parties; and (iii) to the knowledge of the Company, Gallion, LLC and Parent, no third party is interfering with, infringing upon, misappropriating, or otherwise coming into conflict with any Intellectual Property Rights of either the Company, Gallion, LLC or Parent.

      SECTION 3.13. Employee Benefits Plans.

            (a) Except as disclosed on the SEC Documents or as set forth on
Schedule 3.13, neither the Company, Gallion, LLC nor Parent nor any Subsidiary of the Company, or Gallion, nor the Company's, LLC's or Gallion's business (all of the above hereinafter individually and collectively called the "BUYERS' ENTITY"), nor any other company (except Go Fly A Kite Acquisition, Inc.) or Buyers' Entity which together with the Buyers' Entity constitutes a member of the Buyers' Entity's "controlled group" or "affiliated servicegroup" (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c),
(m) or (o) of the Code (such Buyers' Group or Buyers' Groups and each member thereof hereinafter referred to individually and collectively as the "BUYERS' Group")), has at any time adopted or maintained, has any Liability or is a fiduciary with respect to or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in SECTION 3(3) of ERISA), or (ii) any other benefit plan, program, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, officers, directors, consultants or independent contractors of the Buyers' Entity or the Buyers' Group, or for the benefit of any other person or persons) including, without limitation, arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Buyers' Entity or the Buyers' Group, or with respect to disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance or other contribution, benefit or payment of any kind, or (iii) any employment, consulting, or service contract or agreement of any kind whatsoever (all such employee benefit plans and other benefit plans, programs, contracts or arrangements and such employment, consulting, service or other contracts or agreements whether written or oral, other than any insurance policies covering the acts of the officers and/or directors of the Company, LLC or Gallion acting as such, hereinafter individually and collectively called the "BUYERS EMPLOYEE BENEFIT PLAN(S)"). No Buyers Employee Benefit Plan is subject to Title IV of ERISA. No Buyers' Entity and no member of the Buyers' Group has completely or partially withdrawn, within the meaning of Title IV of ERISA, from any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

            (b) In addition, except as disclosed on the SEC Documents or as set forth in Schedule 3.13 hereof (i) there have been no material non-exempt "prohibited transactions" within the meaning of Section 406s and 408 of ERISA or

      SECTION 4975 of the Code with respect to any of the Buyers Employee Benefit Plans; (ii) no Liability has been or is expected to be incurred by the Buyers' Entity or any member of the Buyers' Group under Title IV of ERISA; (iii) any and all amounts which the Buyers' Entity or any member of the Buyers' Group are required to pay as contributions or otherwise, or with respect to the Buyers Employee Benefit Plans have been paid; (iv) no Buyers Employee Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and

      SECTION 412 of the Code), whether or not waived, and neither Buyers' Entity nor any member of the Buyers' Group has provided, or is required to provide, security to any Buyers Employee Benefit Plan which is subject to Title IV of ERISA or otherwise; (v) the current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under each Buyers Employee Benefit Plan which is subject to Title IV of ERISA or otherwise, does not exceed the current value of the assets of such Buyers Employee Benefit Plan allocable to such benefit liabilities; (vi) each of the Buyers Employee Benefit Plans has been established, maintained, operated and administered substantially in accordance with its material terms and all material applicable Laws; (vii) each of the Buyers Employee Benefit Plans which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the IRS to be so qualified and to Buyers knowledge, continues to be so qualified;
(viii) there are no pending or threatened Claims involving any of the Buyers Employee Benefit Plans; (ix) no notice of a "reportable event" within the meaning of Section 4043 of ERISA has been required to be filed with respect to any Buyers Employee Benefit Plan; (x) neither the Buyers' Entity nor any member of the Buyers'

Group is a party to, or participates in, or has any Liability or contingent Liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA; (xi) neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of additional events or acts) accelerate vesting or any benefits or any payments, increase the amount or value of any benefit or payment under any Buyers Employee Benefit Plan; and (xii) except to the extent required to maintain tax-qualified status or otherwise required by applicable Laws, neither the Buyers' Entity nor any member of the Buyers' Group has any obligation or commitment to establish, maintain, operate or administer any Buyers Employee Benefit Plan not disclosed on the SEC Documents or set forth on SCHEDULE 3.13, or to amend any Buyers Employee Benefit Plan so as to increase benefits thereunder or otherwise.

            (c) A true and correct copy of each of the Buyers Employee Benefit Plans (and all amendments thereto, whether currently effective or to become effective at a later date) and all Contracts relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance Contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been made available to Seller. In the case of any Buyers Employee Benefit Plan which is not in written form, an accurate and complete description of such Buyers Employee Benefit Plan has been provided to Seller.

      SECTION 3.14. Employee-Related Matters. Except as disclosed on the SEC Documents, (i) neither the Company, Gallion, LLC nor Parent is a party to any Contract with any labor organization or other representative of its employees;
(ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Company, Gallion, LLC or Parent, threatened against the Company, Gallion, LLC or Parent; (iii) neither the Company, Gallion, LLC nor Parent has experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past (5) five years, and to the knowledge of the Company, Gallion, LLC and Parent, no such labor strike, slow down, work stoppage or similar labor controversy is threatened; (iv) no representation question has been raised respecting any of the Company's, Gallion's, LLC's or Parent's employees working within the past five (5) years, nor, to the knowledge of the Company, Gallion, LLC or Parent, are there any organizing activities or campaigns being conducted to solicit authorization from the Company's, Gallion's, LLC's or Parent's employees to be represented by any labor organization and no such activity or campaign is threatened; (v) no Claim before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization, other representative of employees or any Governmental Body is pending or, to the knowledge of the Company, Gallion, LLC and Parent, threatened against the Company, Gallion, LLC and Parent; (vi) neither the Company, Gallion, LLC nor Parent is a party to, or otherwise bound by, any Order relating to its employees or employment practices;
(vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, the Company, Gallion, LLC and Parent have paid in full to all of their respective employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees; and (viii) each of the Company, Gallion, LLC and Parent in material compliance with all applicable Laws affecting employment and employment practices. For purposes of this Section 3.14, except for Go Fly A Kite Acquisition, Inc., "Parent" includes all of Parent's Subsidiaries.

      SECTION 3.15. Environmental Matters. Except as disclosed on the SEC
Documents:

            (a) except for heating oil, there has been, directly or indirectly, no use, manufacture, generation, refining, storage, transport, disposal or treatment of Hazardous Substances by the Company, Gallion, LLC or Parent or any Release at, on or under any real property owned or used by the Company, Gallion, LLC or Parent (the "Buyer Real Property") or, to the knowledge of the Company, Gallion, LLC or Parent based upon written notice, by any other person, in violation of any Environmental Law or which would require remedial action under any Environmental Law; to the knowledge of the Company, Gallion, LLC and Parent, the Company, Gallion, LLC and Parent have not contaminated the soil, ground water or surface water of the Buyers' Real Property; to the knowledge of the Company, Gallion, LLC and Parent based upon written notice, none of the soil, ground water or surface water of such Buyers' Real Property is or has been contaminated by any Release.

            (b) No portion of the Buyers' Real Property has ever been used as a petroleum storage (except for heating oil), refining, storage or distribution facility or terminal, a gasoline service station or automobile repair shop by the Company, Gallion, LLC or Parent or any tenant or licensee of the Company, Gallion, LLC or Parent thereat;

            (c) As to the ownership or operation of the assets or the business of the Company, Gallion, LLC and Parent, the Company, Gallion, LLC and Parent have not created, suffered or permitted, and have not received any written notice of (i) any alleged violation with respect to any Environmental Law; or
(ii) any prior, pending or threatened Regulatory Action or other Claim involving any such party or any present or former owner, lessee or operator of the Buyers Real Property;

            (d) (i) To the Company's, Gallion's, LLC's and Parent's knowledge, there are no incinerators, septic tanks, underground or aboveground tanks or cesspools, pipes or pipelines for the storage or transportation of Hazardous Substances (excluding heating oil), including without limitation, fuel oil, gasoline and/or other petroleum products, whether such tanks, pipelines or pipes are in operation, closed or abandoned (the "TANKS") located, or to the knowledge of the Company, Gallion, LLC and Parent, which have been located, on, at or under the Buyers Real Property, (ii) all sewage from the Buyers Real Property is legally and properly discharged, and (iii) there has been no Release by the Company, Gallion, LLC or Parent, or to the Company's, Gallion's, LLC's and Parent's knowledge based upon written notice, by any other party, into the atmosphere, any adjoining or adjacent body of water, or adjoining or adjacent property in violation of Environmental Law. The Company, Gallion, LLC and Parent have made available to Seller copies of all environmental reports and all other written materials held or controlled by the Company, Gallion, LLC or Parent regarding the environmental matters set forth in this SECTION 3.15;

            (e) To the Company's, Gallion's, LLC's and Parent's knowledge, the Buyers Real Property is presently, and, to the knowledge of the Company, Gallion, LLC and Parent based upon written notice, has been at all times in the past, in full compliance with all material applicable Environmental Laws. All material Permits required by any Environmental Laws in connection with the Company, Gallion, LLC, Parent, the Buyers Real Property and the business of the Company, Gallion, LLC and Parent have been obtained, are in full force and effect and have not been violated in any material respect;

            (f) There is no pending or, to the knowledge of the Company, Gallion, LLC or Parent, threatened Claim, including without limitation Regulatory Actions, or Environmental Liability, or, to the knowledge of the Company, Gallion, LLC or Parent, any existing condition or basis which may give rise to any such Claim or Environmental Liability, or which, to the knowledge of the Company, Gallion, LLC or Parent, may otherwise result in the imposition of a Lien or forfeiture of the Buyers Real Property, or otherwise prohibit, restrict or materially interfere with its use as presently conducted;

            (g) Neither the Company, Gallion, LLC nor Parent has received any notice that any Environmental Law requires any environmental testing, cleanup, removal or work, repairs, construction or expenditures with respect to any part of the Buyers Real Property or activities conducted at the Buyers Real Property;

            (h) To the Company's, Gallion's, LLC's and Parent's knowledge, no part of the Buyers Real Property (and the Company, Gallion, LLC and Parent have not received written documentation stating or indicating that any part of the Buyers Real Property) is wetlands or in a flood plain; and

            (i) The Company's, Gallion's, LLC's and Parent's representations and warranties in this Section 3.15 are based upon their respective knowledge of the Buyers Real Property, and Seller and the Shareholders are entitled to rely thereon notwithstanding any independent investigations by Seller or the Shareholders.

         For purposes of this Section 3.15, except for Go Fly A Kite Acquisition, Inc., "Parent" includes all of Parent's Subsidiaries.

      SECTION 3.16. Disclosure. None of the representations and warranties of each of the Company, Gallion, LLC and Parent in this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in them not misleading, in light of the circumstances under which they were made.

      SECTION 3.17. Claims. Except as set forth in the SEC Documents, there are no material actions, suits, claims or counterclaims, examinations, audits or legal, administrative, governmental, arbitral or other proceedings or investigations (collectively, "CLAIMS") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the knowledge of the Company, Gallion, LLC or Parent, threatened on the date hereof, against or involving Parent, the Company, Gallion, LLC, or their respective assets or businesses. Except as set forth in the SEC Documents, at the Closing there will be no such Claims pending or, to the knowledge of the Company, Gallion, LLC and Parent, threatened, other than Claims that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Condition of the Company, Gallion, LLC and Parent. Except as set forth in the SEC Documents, to the knowledge of the Company, Gallion, LLC and Parent, on the date hereof, there is no fact, event or circumstance that is reasonably likely to give rise to any material Claim.

      SECTION 3.18. Product Liability. Except as set forth in the SEC Documents, there are no Claims and, to the knowledge of the Company, Gallion, , LLC and Parent, no threatened Claims nor, to the knowledge of the Company, Gallion, LLC and Parent, are there any facts or circumstances that could reasonably be expected to result in a Claim, against the Company, Gallion, LLC or Parent for injury to any person or property of employees or any third parties suffered as a result of the ownership, possession or use of any product manufactured, fabricated, assembled, sold, leased or distributed by the Company, Gallion, LLC or Parent, including Claims arising out of the defective or unsafe nature of the Company's, Gallion's, LLC's or Parent's products, which could, individually or in the aggregate, have a material adverse effect on the Condition of the Company, Gallion, LLC and Parent.

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

      SECTION 4.1. Conduct of Business.

            (a) From the date hereof through the Closing Date, Seller agrees:

                  (i) To conduct its operations according to the ordinary and usual course of the Business consistent with past practice, to preserve in all material respects intact its present business organization and structure, to use reasonable efforts to keep available the services of its key officers and employees, to preserve and maintain in all material respects the Assets and the good will of the Business and to preserve in all material respects its relationships with customers and suppliers, and others having business dealings with Seller.

                  (ii) To maintain in the ordinary course of the Business, consistent with past practice and in accordance with Seller's business plan for FY 1999, all material Contracts, the Real Property, all equipment, the Inventory (subject to normal adjustments in the ordinary course of business) and other tangible Assets in their present repair, order and condition, subject to ordinary wear and tear.

                  (iii) Not to incur any Liability, including, without limitation any Debt not contemplated by Seller's business plan for the fiscal year ended December 31, 1999 (other than Liabilities incurred in the ordinary course of the Business, consistent with past practice), nor enter into any Contract of a type required to be disclosed on any Schedule hereto.

                  (iv) Not to undertake (nor permit to be undertaken) any of the actions specified in Section 2.8(a)(ii), (iii), (iv), (vi) (except as required to comply with GAAP), (vii), (viii), (ix), (x), (xi), or (xii) hereof.

                  (v) Not to pay, discharge or satisfy any material Claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of the Business of Claims or Liabilities incurred in the ordinary course of Business, consistent with past practice.

                  (vi) Not to enter into, amend, modify, terminate, renew, extend, or waive any material right under, any leases, licenses, occupancy agreements or other Contracts concerning the Real Property or any other real property or permit any person to occupy the Real Property, nor enter into any material mortgage, pledge or other encumbrance, or other Contract affecting title to, or the use, possession, occupancy, operation and/or maintenance of the Real Property.

                  (vii) To pay all Taxes and other charges required with respect to the Assets that are due and payable before the Closing Date and comply in all material respects with all Laws, including all Environmental Laws.

                  (viii) To maintain insurance coverage in the amounts and types as are currently in existence and more specifically described on SCHEDULE 2.16 annexed hereto and made a part hereof.

                  (ix) Not to withdraw, settle or otherwise compromise any pending Tax reduction proceeding without the prior written consent of Buyers.

                  (x) Not to make any request of any Governmental Body without the prior written consent of Buyers and to keep Buyers informed of all written notices received from, or any correspondence with, any such Governmental Body.

                  (xi) To comply in all material respects with its obligations under the Contracts to which it is a party, and send to Buyers copies of all notices of default delivered pursuant to any of the Contracts, promptly upon receipt thereof.

                  (xii) On or prior to the Closing Date, Seller shall, at its sole cost and expense, cause all Liens, other than Permitted Liens, to be discharged, removed and/or released of record. As of the Closing, there shall be no outstanding Contracts made by Seller for the construction or repair of any improvements to the Real Property that have not been fully paid for, and Seller shall cause to be discharged all mechanics, materialmen's and other Liens arising from any labor or materials furnished to the Real Property on or prior to the Closing Date.

                  (xiii) Not to make any declaration, set aside or payment of any dividend or other distribution of common stock or other capital stock of Seller to any Shareholder with respect to FY 1998 and FY 1999 (other than in a manner consistent with Seller's past practices as a portion of the compensation and distributions payable to such Shareholders).

                  (xiv) To conduct its business in such a manner so that the representations and warranties of Seller contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

                  (xv) To consult with Buyers prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any material Contract and will not take any such action if Buyers object thereto in writing before Seller takes that action. Notwithstanding the foregoing, if Seller refrains from taking any action at the request of Buyers, the Company, Gallion, LLC and Parent shall indemnify Seller and the Shareholders for any adverse consequence to Seller or the Shareholders resulting from Seller's failure to take that action. This Section 4.1(a)(xv) will survive the expiration or termination of this Agreement.

            (b) From the date hereof through the Closing Date, the Company, Gallion, LLC and Parent agree:

                  (i) To promptly notify the Shareholders of (w) any material change in the Condition of Parent or any of its Subsidiaries, (x) any Claim or threatened Claim involving Parent or any of its Subsidiaries of which a director or an executive officer of Parent becomes aware, (y) any event, circumstance or development that would result in the representations and warranties under
Article III of this Agreement not to be true in all material respects if such representations and warranties had been made on such date; and (z) the loss of any material customer, supplier or license or any substantial damage to any of the assets of any Parent or any of its Subsidiaries.

                  (ii) To conduct its business in such a manner so that their respective representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

                  (iii) To use its best efforts to sustain and preserve in all material respects its goodwill and business organization and all its advantageous business relationships with lenders, customers, suppliers, and licensors.

      SECTION 4.2. Corporate Examinations and Investigations. (a) During the period beginning upon the execution of this Agreement through the Closing Date, Seller agrees that Buyers shall be entitled, through their Representatives to make such investigation of the Assets, the Business and operations of Seller, and such examination of the books, records and financial condition of Seller, as Buyers reasonably deem necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and Seller shall cooperate fully therein. In that connection, Seller shall make available to Representatives of Buyers during such period all such information and copies of such documents and records concerning the affairs of Seller as such Representatives may reasonably request, shall permit Representatives of Buyers access to the Assets and all parts thereof and to Seller's employees, customers, suppliers, contractors and others, and shall cause Seller's Representatives to cooperate fully in connection with such review and examination. During the period after the date this Agreement is executed through the Closing Date, the Company, Gallion, LLC and Parent shall at all reasonable times during normal business hours afford Seller and the Shareholders and their respective officers, directors, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants, and other agents with complete access to all books, records, contracts, officers, directors, employees, and properties of the Company, Gallion, LLC and Parent as are necessary to allow Seller to verify compliance by the Company, Gallion, LLC and Parent with their respective covenants, representations, and warranties in this Agreement. Each party to this Agreement will use its best efforts to cause its independent public accountants to afford every other party to this Agreement and its independent public accountants complete access to the independent public accountant's work papers pertaining to it and its Subsidiaries.

      SECTION 4.3. Additional Financial Statements. Prior to the Closing Date, as soon as available and in any event within fifteen (15) calendar days after the end of each monthly accounting period of Seller ending after the date of the most recent Interim Statement, Seller shall furnish Buyers with unaudited financial statements of Seller for such month in form and substance comparable to the Interim Statements and with such other financial or other information routinely prepared by Seller or reasonably requested by Buyers. During the period from the date of this Agreement until the Closing Date, Parent shall deliver to Seller a copy of each report, statement, or other document Parent files with the SEC within 48 hours after it is filed with the SEC and a copy of each report or statement Parent mails to its shareholders generally within 48 hours after the date of the mailing.

      SECTION 4.4. Filings and Authorizations. The parties hereto shall cooperate and use their respective best efforts to make, or cause to be made, all registrations, filings, applications and submissions, to give all notices and to obtain all governmental or other third party consents, transfers, approvals, Orders and waivers necessary or desirable for the consummation of the Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to each other party prior to such filing and shall not make any such registration, filing, application or submission to which Buyers or Seller, as the case may be, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Law. The parties hereto also agree to furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions contemplated hereby within five (5) business days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

      SECTION 4.5. Efforts to Consummate. Subject to the terms and conditions herein, each of Seller, Parent, the Company, LLC and Gallion, without payment or further consideration, shall use its good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, the obtaining of all Seller Required Consents and Buyers Required Consents, respectively, and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing. Notwithstanding the foregoing, Seller will not be required to commit to a divestiture transaction.

      SECTION 4.6. Negotiations With Others. From and after the date hereof until the Closing, unless and until this Agreement shall have terminated in accordance with its terms, neither Seller nor any of the Shareholders will directly or indirectly and shall direct and cause their respective officers, directors, employees, agents, and representatives not to (i) initiate, solicit, intentionally encourage or facilitate, engage in discussions or engage in negotiations with any person (other than Buyers or any of their Affiliates) with respect to an Acquisition Proposal; (ii) provide information to any person (other than Buyers or any of their Representatives) in connection with an Acquisition Proposal; (iii) enter into any transaction with any person (other than Buyers or any of their Affiliates) with respect to an Acquisition Proposal; or (iv) agree to do any of the foregoing. If Seller, any Affiliate or Representative thereof receives any offer or proposal to enter into discussions or negotiations relating to any of the above, Seller will immediately notify Buyers in writing that such offer or proposal was received by Seller, but neither Seller nor the Shareholders are obligated to disclose to Buyers, Parent, or any other person the identity of the offeror or the party making any such proposal, the specific terms of such offer or proposal, or the content of the discussions or negotiations.

      SECTION 4.7. Notices of Certain Events.Prior to the Closing Date, Seller, Parent, and Buyers shall promptly notify the other of:

            (a) any notice or other communication from any person alleging that the consent, approval, authorization or waiver of such person is or may be required in connection with the Contemplated Transactions;

            (b) any material adverse change in the Condition of the business or the Condition of the Company, Gallion, LLC or Parent;

            (c) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; and

            (d) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

      SECTION 4.8. Public Announcements. Prior to the Closing Date, Seller and Buyers will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and no party hereto will issue any such press release or make any such public statement without the prior approval of Buyers or Seller, as the case may be, except as may be required by applicable Law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance. Parent shall provide to Seller a copy of every press release, public announcement, and SEC filing that mentions this Agreement, Seller, the Shareholders, or the Contemplated Transactions, in advance of filing or issuing the document.

      SECTION 4.9. Expenses. Except as otherwise specifically provided in this Agreement, Buyers and Seller shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of the Transaction Documents and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives. Seller shall pay when due all transfer, documentary, sales, use, stamp, registration, recording, and other taxes and fees (including penalties and interest) imposed by any Governmental Body of the State of Florida incurred by Seller in connection with this Agreement, the Transaction Documents, and the Contemplated Transactions ("FLORIDA TAXES"). Except for Florida Taxes and taxes which are based upon the income or gain of Seller, Buyers shall pay when due all transfer, documentary, stamp, registration, recording, and other taxes and fees (including penalties and interest) in connection with this Agreement, the Transaction Documents, and the Contemplated Transactions.

      SECTION 4.10. Employee Matters. From the date hereof through the Closing Date (and except as otherwise required by this Agreement), Seller agrees:

            (a) Not to (1) adopt or enter into any Employee Benefit Plan, (2) completely or partially withdraw (within the meaning of Section 4201 of ERISA) from any multiemployer plan (within the meaning of Section 3(37) of ERISA) or from any single employer plan (within the meaning of Section 4001(a)(15) of ERISA) which has two or more contributing sponsors at least two of whom are not under common control, (3) increase in any manner the compensation or fringe benefit of any director, officer, employee or consultant of Seller, (4) pay any benefit not required under the terms of any Employee Benefit Plan or this Agreement, (5) grant any discretionary awards under any Employee Benefit Plan or other bonus, incentive, performance or other compensation plan or arrangement except as provided on SCHEDULE 4.10(A), (6) take any action to fund or in any other way secure the payment of compensation or benefits to any director, officer, employee or consultant of Seller or under any Employee Benefit Plan, except to the extent required under applicable Laws, or (7) adopt, enter into or amend any contract, agreement, commitment or arrangement to do any of the foregoing except as necessary under applicable Laws.

            (b) To fully satisfy all material obligations, on a timely basis, under each Employee Benefit Plan, including, without limitation, all contribution obligations, and to administer, operate and maintain each Employee Benefit Plan in accordance with its terms and all applicable Laws.

            (c) Not to take any action that interferes with Buyers' relationship with Seller's key employees and not to be a direct or indirect party to any action or activity which would deprive Buyers of the services of such key employees.

      SECTION 4.11. Further Assurances. At any time and from time to time after the Closing Date, upon the request of another party to this Agreement, a party to this Agreement shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further documents, instruments or assurances, as may be necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement. Seller, Parent, the Company, LLC and Gallion will each, respectively, bear its own costs and expenses incurred in compliance with the first sentence of this Section 4.11.

      SECTION 4.12. Access. After the Closing and from time to time, each party hereto shall permit the other parties and their Representatives to have access during regular business hours and upon reasonable notice, to inspect and copy agreements, records, books and other documents that are included in or relate to the Assets or the Business and identified with reasonable particularity, wherever located, for the purposes of (i) preparing Tax Returns and financial statements and responding to Tax audits, and (ii) prosecuting or defending any Claim, which arises out of or relates to the Business or the Assets. Each party shall cooperate fully with the other party in connection with the foregoing. If, after the Closing, any party determines to destroy any agreements, records, books or documents referred to above, it will give to the other party at least two months' prior written notice thereof, and such other party shall have the right during such two-month period upon reasonable notice and during regular business hours to take possession of any such agreements, records, books or documents.

      SECTION 4.13. Change of Name. At the Closing, Seller shall prepare and file with its jurisdiction of incorporation, an amendment to its Articles of Incorporation which shall change the name of such company to a dissimilar name.

      SECTION 4.14. Product Liability Insurance. Seller shall obtain and maintain in effect a tail insurance policy insuring against product liability and other Retained Liabilities, in the amount of $5,000,000, which policy shall
(i) be effective on the Closing Date; (ii) remain in effect for a period of five
(5) years after the Closing Date, (iii) show Buyers as named insureds and (iv) certify that no alteration, modification or termination of such coverage shall be effective without at least thirty days' prior notice to

Buyers. Buyers and Seller shall each pay 50% of all costs, fees, and expenses associated with procuring and maintaining the foregoing insurance coverage.

      SECTION 4.15. Obtaining Consents to Assignments. Seller shall use its best efforts to obtain all Seller Required Consents as shall be necessary to convey and assign to and vest in Buyers all of its right, title and interest in and to the Assets, including, without limitation, any Claim, right or benefit arising thereunder or resulting therefrom, as soon as practicable. In the event that Seller fails to obtain a person's consent or approval to the transfer of any of the Assets that Seller in good faith determines is immaterial to the Contemplated Transaction and Buyers waive Seller's obligation to obtain such person's consent or approval, Seller's failure will not abrogate this Agreement. To the extent that rights under any Contract, Permit or other Asset to be assigned to Buyers hereunder may not be assigned without the consent of another person, and such consent has not been obtained by the Closing Date, neither this Agreement nor any document executed by the parties hereto in connection with the Contemplated Transactions shall constitute an agreement to assign the same if any attempted assignment would constitute a breach thereof or would be unlawful, and Seller shall use its best efforts to obtain any such Seller Required Consents as promptly as possible after the Closing Date. If such Seller Required Consents shall not be obtained or if any attempted assignment would be ineffective or would impair Buyers' rights under the instrument in question so that Buyers would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the instrument, shall act as Buyers agent in order to obtain for them the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the instrument, with Buyers in any other reasonable arrangement designed to provide such benefits to Buyers at no additional cost to Seller for a period not to exceed twelve (12) months after the Closing Date. With respect to any supply Contract or arrangement pursuant to which Seller currently obtains parts, supplies or other materials for use in the Business that, in spite of Seller's best efforts, is not assigned to Buyers by the Closing Date, Seller shall allow Buyers to purchase such parts, supplies or other materials subject to such Contract or arrangement (a) from Seller at Seller's cost; or (b) through Seller, for the Business, until twelve (12) months after the Closing; and Seller will resell to Buyers and Buyers will buy from Seller all such materials and supplies at the price paid for same by Seller.

      SECTION 4.16. Transfer of Disney License. Seller shall use its best efforts to obtain the consent of Disney to the transfer of the Disney Licenses to the LLC.

      SECTION 4.17. Business Employees. Immediately prior to the Closing and in accordance with applicable Law, Seller shall terminate the employment of each of its employees who perform services for or with respect to the operations of the Business (the "BUSINESS EMPLOYEES"). In no event shall the Company, Gallion, LLC or Parent be liable for any fees, expenses, salaries, wages, benefits, severance payments or other payments which are accrued prior to, or arise as a result of, Seller's termination of the Business Employees. Except as otherwise provided in this Agreement, the Company may offer (but shall not be obligated to offer) employment to any or all of the Business Employees. During the thirty (30) day period prior to the Closing Date, Seller shall provide the

Company with reasonable access to the Business Employees for purposes of interviewing and communicating offers of employment and Burkett shall provide information to the Company with respect to the job related skills, abilities and performance of each of the Business Employees. At least five days before the Closing Date, the Company shall notify Seller in writing of the Business Employees to whom the Company has extended an offer of employment or will extend an offer of employment before the Closing Date. The Company shall use its best efforts to communicate all offers of employment to the Business Employees on or about the Closing Date to ensure a smooth transition upon consummation of the Contemplated Transactions.

      As promptly as practicable after the Closing Date, Parent shall provide, or cause the Company to provide, to employees of Seller and its Subsidiaries who are employed by the Company or any of its direct or indirect Subsidiaries after the Closing Date ("TRANSFERRED EMPLOYEES") employee benefits that are comparable to the employee benefits that Parent and its Subsidiaries generally provide to their own similarly situated employees, as reasonably determined by Parent in good faith. In furtherance of the foregoing, Parent shall cause the Company to adopt on or promptly after the Closing Date employee benefit plans that are comparable to the employee benefit plans generally available to the employees of Parent or its Subsidiaries. Prior to the Closing Date, the Company shall offer employment to a sufficient number of the employees of Seller as Burkett determines in his judgment is necessary as of the Closing Date to properly and efficiently operate the Business subsequent to the Closing Date.

      SECTION 4.18. Consent and Guaranty of Parent. By executing this Agreement, Parent (as the sole shareholder of each of the Company and Gallion, the sole member of LLC) approves the Contemplated Transactions and consents to the execution, delivery, and performance of this Agreement and each other Transaction Document by Buyers. This consent will be treated for all purposes as an affirmative vote duly adopted at a meeting of the sole shareholder of the Company and Gallion held for that purpose. Parent shall take, or shall cause its direct and indirect Subsidiaries to take, all further action that is advisable or necessary to authorize the Company's and Gallion's execution, delivery, and performance of this Agreement and each other Transaction Document and Gallion shall take, or shall cause its direct and indirect Subsidiaries to take, all further action that is advisable or necessary to authorize LLC's execution, delivery, and performance of this Agreement and each other Transaction Document. In addition, Parent irrevocably and unconditionally guarantees to Seller and each of the Shareholders the full and punctual payment and performance, when due, by Buyers of all their obligations under this Agreement and each other Transaction Document. Parent expressly waives presentment, demand of payment, protest, and any requirement that Seller exhaust any right, power, or remedy or proceed against Buyers under this Agreement or any other agreement or instrument referred to in this Agreement or against any other person under any other guaranty of, or security for, any of the obligations of Buyers under this Agreement or any other agreement or instrument referred to in this Agreement.

      SECTION 4.19. Release of Personal Liability.

            (a) At or before the Closing, the Company, LLC or Gallion shall satisfy and obtain the release of any and all personal liability of the Shareholders for all liabilities, obligations, and indebtedness of Seller to SunTrust Bank, Tampa Bay, that have been personally guaranteed by any of them, for which any of them is a co-obligor or accommodation party for or with Seller, or that are secured wholly or partially by a lien, mortgage, security interest, or other encumbrance on any personal assets of any Shareholder and shall cause all such liens, mortgages, security interests, and encumbrances to be fully released at Closing.

            (b) At or before the Closing, the Company, LLC or Gallion shall satisfy, obtain the release of, or indemnify with respect to any and all personal liability of the Shareholders for all liabilities, obligations, and indebtedness of Seller to all persons other than SunTrust Bank, Tampa Bay, as set forth on SCHEDULE 4.19, that have been personally guaranteed by any of them, for which any of them is a co-obligor or accommodation party for or with Seller, or that are secured wholly or partially by a lien, mortgage, security interest, or other encumbrance on any personal assets of any Shareholder. Each of the Company, LLC and Gallion shall use its best efforts to cause all such liens, mortgages, security interests, and encumbrances to be fully released at Closing.

                                   ARTICLE V
                              CONDITIONS TO CLOSING

      SECTION 5.1. Conditions to the Obligations of the Parties. The obligations of Seller, the Company, Gallion, Parent, LLC and the Shareholders to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions:

            (a) NO INJUNCTION. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

            (b) No Proceeding or Litigation. No Claim instituted by any person (other than the Company, Gallion, Seller or their respective Affiliates), shall have been commenced or pending against Seller, the Company, Gallion, LLC, Parent, the Shareholders, or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any respect the Contemplated Transactions or seeks to challenge any of the terms or provisions of this Agreement or seeks damages in connection with any of such transactions.

            (c) Disney License Transfer. Seller shall have received the written consent of Disney to the transfer of the Disney Licenses to LLC and Seller shall have paid One Million Dollars ($1,000,000.00) to Disney representing the fee required by Disney (the "DISNEY TRANSFER FEE") for the transfer of the Disney Licenses to LLC.

            (d) Employment Agreements. Charles D. Burkett, Jr., R. K. Holden, Thomas Schultz, Willis Reed, and Kirk Rohlfs (collectively, the "Key Employees") shall have delivered to the Company executed copies of employment agreements, in the form annexed hereto as EXHIBIT 5.2E (the "EMPLOYMENT AGREEMENTS").

            (e) Merger Control. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated.

            (f) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; PROVIDED, HOWEVER, that the parties hereto shall use all reasonable efforts to have any such order or injunction vacated.

      SECTION 5.2. Conditions to the Obligations of Seller. All obligations of Seller hereunder are subject, at the option of Seller, to the fulfillment, prior to or at the Closing, of each of the following further conditions: (a) PERFORMANCE. The Company, Gallion, LLC and Parent shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

            (b) Representations and Warranties. The representations and warranties of Parent and Buyers contained in this Agreement and in any certificate or other writing delivered by Parent or Buyers pursuant hereto shall be true in all respects at and as of the Closing Date as if made at and as of such time.

            (c) Purchase Price. Buyers shall have delivered to Seller the Cash Portion.

            (d) Buyers Required Consents. All Buyers Required Consents shall have been obtained in form and substance reasonably satisfactory to Seller, and shall be in full force and effect.

            (e) Documentation. There shall have been delivered to Seller the following:

                  (i) A certificate, dated the Closing Date, of the Chairman of the Board, the President, Managing Director or Chief Financial Officer of the Company, Gallion, LLC and Parent confirming the matters set forth in Section 5.2(a) and (b) hereof.

                  (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Company, Gallion and Parent in the form of EXHIBIT 5.2A(I), certifying that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments thereto, if any, as of the date thereof; (B) is a true and correct copy of its by-laws as of the date thereof; (C) is a true copy of all resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by the

Company, Gallion and Parent pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver the Transaction Documents and any certificate, document or other instrument in connection herewith.

                  (iii) A certificate, dated the Closing Date, of the manager of LLC in the form of Exhibit 5.2A(ii), certifying that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Formation and all amendments thereto, if any, as of the date thereof; (B) is a true copy of all resolutions of the manager authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by LLC pursuant hereto; and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver the Transaction Documents and any certificate, document or other instrument in connection herewith.

                  (iv) Evidence of the good standing and corporate existence of the Company, Gallion and Parent issued by the Secretary of State of the State of Delaware and the appropriate authorities in Hong Kong and evidence of good standing and limited liability existence of LLC issued by the Secretary of State of the State of Delaware.

                  (v) A signed opinion of Buyers' outside legal counsel, dated the Closing Date and addressed to Seller, in the form annexed as EXHIBIT 5.2B hereto.

                  (vi) Copies of all Buyers Required Consents.

                  (vii) Executed copies of lease agreements with respect to all real property currently used in the Business in the form of EXHIBIT 5.2C (the "LEASES").

                  (viii) An executed copy of an assumption agreement in the form annexed as Exhibit 5.2D (the "Assumption AGREEMENT").

                  (ix) The Company shall have delivered to the Key Employees executed copies of the Employment Agreements.

                  (x) Buyers shall have delivered to Seller an executed copy of a guaranty agreement of Parent, in the form annexed hereto as EXHIBIT 5.2G, with respect to the obligation of Parent to guarantee the Earn-Out, the Travel Gross Profit Payment and the Contingent Payments pursuant Sections 1.4, 1.5 and 1.6 hereof.

                  (xi) The Shareholders must have been fully released from all guarantees of Seller Debt, all Liabilities and all other obligations owed by Seller to SunTrust Bank, Tampa Bay, and all liens on personal assets of the Shareholders in favor of SunTrust Bank, Tampa Bay and released or indemnified from all guaranties of Seller Debt, all Liabilities, and other obligations and all liens on personal assets of the Shareholders that are set forth on SCHEDULE 4.19.

                  (xii) Between the date of this Agreement and the Closing Date, there shall not have occurred any material adverse change in the Condition of Parent.

                  (xiii) The Company and Burkett will have entered into an employment agreement (the "Employment Agreement") in the form of EXHIBIT 5.2E.

                  (xiv) Buyers shall have delivered to Seller a fully completed and executed Blanket Resale Certificate in the form of EXHIBIT 5.2H.

      SECTION 5.3. Conditions to the Obligations of Buyers. All obligations of Buyers hereunder are subject, at the option of each of the Company, LLC and Gallion, to the fulfillment, prior to or at the Closing, of each of the following further conditions:

            (a) PERFORMANCE. Seller shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

            (b) Representations and Warranties. The representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true in all respects at and as of the Closing Date as if made at and as of such time.

            (c) Seller Required Consents. All Seller Required Consents shall have been obtained in form and substance reasonably satisfactory to Buyers, and shall be in full force and effect.

            (d) Disney License Transfer. The Disney Transfer Fee shall have been paid by Seller and the Disney Licenses shall have been transferred to LLC with substantially the same terms and conditions as the Disney Licenses in effect on the date hereof.

            (e) Warner Brothers License Transfer. The Warner Brothers Licenses shall have been transferred to LLC with substantially the same terms and conditions as the Warner Brothers Licenses in effect on the date hereof.

            (f) Claims. Subsequent to the date of this Agreement, there shall not have arisen any Claims (other than Claims the substance of which are disclosed on a Schedule to this Agreement) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), asserted or threatened against or involving Seller, any of the Assets or the Business, other than Claims that, individually or in the aggregate, together with all other Claims existing or threatened on the Closing Date, could not reasonably be expected to have a material adverse effect on the Condition of the Business.

            (g) Depositaries. Contemporaneous with the Closing, such authorized persons as shall be designated by Buyers, with respect to all Depositaries set forth on SCHEDULE 2.25, shall be added or removed by Seller as authorized signatories or new Depositaries will be opened by Seller as directed by Buyers.

            (h) Documentation. There shall have been delivered to Buyers the following:

                  (i) A certificate dated the Closing Date, of the President of Seller, confirming the matters set forth in Sections 5.3(a) and (b).

                  (ii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Seller in the form of EXHIBIT 5.3A, certifying that attached or appended to such certificate (A) is a true and correct copy of its Articles of Incorporation and all amendments thereto, if any, as of the date thereof certified by the Secretary of State of its state of incorporation; (B) is a true and correct copy of its by-laws as of the date thereof; (C) is a true and correct copy of all corporate actions taken by it, including resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and each other Transaction Document to be delivered by Seller pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver the Transaction Documents and any certificate, document or other instrument in connection herewith.

                  (iii) Evidence of the corporate existence of Seller issued by the Secretary of State of its state of incorporation.

                  (iv) A signed opinion of Seller's counsel, dated the Closing Date, addressed to each of the Company, LLC and Gallion, in the form annexed as
EXHIBIT 5.3B hereto.

                  (v) Copies of all Seller Required Consents.

                  (vi) Executed copies of the Leases.

                  (vii) A copy of an assignment of the Disney Licenses, duly executed by a representative of Disney, evidencing the transfer of the Disney Licenses to LLC.

                  (viii) An executed copy of a Bill of Sale and Assignment in a form annexed hereto as Exhibit 5.3C.

                  (ix) An executed copy of the Assumption Agreement.

                  (x) An executed copy of the Employment Agreements of each of the Key Employees.

            (i) Phase II Environmental Study. Receipt by Parent of a Phase II environmental study obtained by Parent from HydroScience, Inc. at Parent's sole cost and expense regarding the real property leased by Seller located in Largo, Florida that does not recommend that any remediation be performed with respect to that property.

            (j) Seller's Audited Financial Statements. Receipt by Parent of a true, correct and complete copy of Seller's audited financial statements at and for the year ended December 31, 1998.

                                   ARTICLE VI
                                 INDEMNIFICATION

      SECTION 6.1. Survival of Representations and Warranties. (a) Notwithstanding any right of Buyers fully to investigate the affairs of Seller and notwithstanding any knowledge of facts determined or determinable by Buyers pursuant to such investigation or right of investigation, Buyers have the right to rely upon the representations, warranties, covenants and agreements of Seller and the Shareholders contained in this Agreement or in any document delivered in connection with the Contemplated Transactions. Likewise, notwithstanding any right of Seller or the Shareholders to fully investigate the affairs of the Company, Gallion, LLC and Parent and notwithstanding any knowledge of facts determined or determinable by Seller or the Shareholders pursuant to such investigation or right of investigation, Seller and the Shareholders have the right to rely fully upon the representations, warranties, covenants, and agreements of the Company, Gallion, LLC and Parent contained in this Agreement or in any document delivered in connection with the Contemplated Transaction. All representations, warranties, covenants and agreements of all parties to this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of Seller and the Shareholders contained in this Agreement (other than the representations and warranties as to title in Section 2.9 and the representations and warranties in Sections 2.13, 2.14, 2.15, 2.19 and 2.24, which shall terminate and expire upon expiration of the applicable statute of limitations) shall terminate and expire twenty-four (24) months after the Closing Date; PROVIDED, HOWEVER, that the liability of Seller shall not terminate as to any specific claim or claims of the type referred to in Section
6.2 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which Seller has been given specific notice on or prior to the date on which such Liabilities would otherwise terminate pursuant to the terms of this Section 6.1(a) or which arise or result from or are related to a Claim for fraud by Seller and PROVIDED, FURTHER, that the termination of any representation and warranty shall not affect the ability of Buyers to seek indemnification under Section 6.2(iii) below.

            (b) All representations and warranties of Parent and Buyers (other than the representations and warranties in Section 3.13, 3.14 and 3.15, which shall terminate and expire upon expiration of the applicable statute of limitations) shall terminate and expire twenty-four (24) months after the Closing Date; PROVIDED, HOWEVER, that the liability of each of Parent, the Company, LLC and Gallion shall not terminate as to any specific claim or claims of the type referred to in Section 6.3 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which either Parent, the Company, LLC or Gallion has been given specific notice on or prior to the date on which such Liabilities would otherwise terminate pursuant to the terms of this Section 6.1(b) or which arise or result from or are related to a Claim for fraud and PROVIDED, FURTHER, that the termination of any representation and warranty shall not affect the ability of Seller and the Shareholders to seek indemnification under Section 6.3.

            (c) All representations and warranties of Seller and the Shareholders in this Agreement are expressly conditioned by the information included in the Seller Disclosure Schedules. Unless otherwise indicated, all capitalized terms used in the Seller Disclosure Schedules have the meanings attributed to them in this Agreement and the definitions of those terms in this Agreement are incorporated by reference in the Seller Disclosure Schedules. The Seller Disclosure Schedules constitute integral exhibits to this Agreement, are incorporated by reference into the Agreement, and replace and supersede all other disclosure schedules previously furnished by Seller or the Shareholders to the Company, Gallion, LLC and Parent. Any disclosure schedule previously furnished to the Company, Gallion, LLC and Parent by Seller or its Shareholders is void and has no effect.

      The information included in the Seller Disclosure Schedules is not necessarily limited to the information that is required by the Agreement to be reflected in the Seller Disclosure Schedules or to be delivered to the Company, Gallion, LLC and Parent. Accordingly, the inclusion in the Seller Disclosure Schedules of any particular information not otherwise requested or required does not mean that all information of a similar nature is disclosed in the Seller Disclosure Schedules. The disclosure of information under any particular Schedule constitutes disclosure for all purposes of Seller Disclosure Schedules and this Agreement.

      SECTION 6.2. Obligation of Seller to Indemnify. Seller and the Shareholders, jointly and severally, agree to indemnify, defend and hold harmless the Company, Gallion, LLC and Parent (and their respective directors, officers, employees, successors and assigns) from and against all Claims, losses, Liabilities, Regulatory Actions, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including Taxes, interest, penalties and reasonable attorneys' fees and fees of other experts and disbursements and expenses incurred in enforcing this indemnification) (collectively, the "LOSSES") suffered or incurred by the Company, Gallion, LLC, Parent or any of the foregoing persons in any action or proceeding between Parent, the Company, LLC or Gallion (or any other indemnified person) and Seller or any of the Shareholders, or between Parent, the Company, LLC or Gallion (or any other indemnified person) and any third party or otherwise, arising out of
(i) any breach of the representations and warranties of Seller or Burkett contained in this Agreement or any other Transaction Document, as conditioned or limited by the Schedules hereto, (ii) any breach of the covenants and agreements of Seller or the Shareholders contained in this Agreement or in the Schedules or any other Transaction Document or (iii) any Retained Liabilities.

      SECTION 6.3. Obligation of the Company, Gallion, LLC and Parent to Indemnify. The Company, Gallion, LLC and Parent, jointly and severally, shall indemnify, defend and hold harmless Seller and each of the Shareholders (and their respective heirs, directors, officers, employees, legal and personal representatives, and successors and assigns) from and against all Losses suffered or incurred by Seller, the Shareholders, or any of the foregoing persons in any action or proceeding between Seller or any of the Shareholders and the Company, Gallion, LLC or Parent or between Seller or any of the Shareholders and any third party or otherwise, arising out of (i) any breach of the representations and warranties of the Company, Gallion, LLC or Parent or of the covenants and agreements of the Company, Gallion, LLC or Parent contained in this Agreement or any other Transaction Document (ii) any breach of the covenants and agreements of the Company, Gallion, LLC or Parent contained in this Agreement or in the Schedules or any other Transaction Document, or (iii) Buyers' ownership or use of the Assets, or (iv) any Assumed Liabilities.

      SECTION 6.4. Notice and Opportunity to Defend Third Party. (a) Promptly after receipt by any party hereto (the "INDEMNITEE") of notice of any demand, claim or circumstance or Tax Audit which would or might give rise to a claim by, or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Loss (an "ASSERTED LIABILITY"), the Indemnitee shall give prompt notice thereof (the "CLAIMS NOTICE") to the party or parties obligated to provide indemnification pursuant to Sections 6.2 or 6.3 (collectively, the "INDEMNIFYING PARTY"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. The failure of the Indemnitee to so notify the Indemnifying Party, however, will not relieve the Indemnifying Party from any liability to the Indemnitee for indemnification pursuant to this Agreement or otherwise, unless the failure materially prejudices the rights or obligations of the Indemnifying Party. Without limiting what might be materially prejudicial to the Indemnifying Party, the failure of the Indemnitee to notify the Indemnifying Party of a lawsuit ten (10) days prior to such date when a definitive response or answer is required to the complaint, petition, or other pleading that asserts a claim that is or might give rise to an Loss will be presumed to be materially prejudicial to the Indemnifying Party, unless the Indemnifying Party also was served with a copy of the same complaint, petition, or other pleading.

            (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within ten days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this

      SECTION 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. An Indemnitee shall not settle, compromise, or admit civil liability with respect to an Asserted Liability that constitutes or might give rise to a Loss without the advance written approval of the Indemnifying Party. The Indemnifying Party shall notify the Indemnitee whether or not it will approve a proposed settlement within twenty (20) days after the date when the Indemnitee gives it written notice of the proposed settlement that summarizes all the settlement terms and conditions. The Indemnifying Party's failure to notify the Indemnitee within the twenty (20) day period as to whether it will approve the proposed settlement will constitute its approval of the proposed settlement. The Indemnifying Party shall not unreasonably withhold or delay its approval of a proposed settlement of any Loss. Except as provided in this paragraph, an Indemnitee is not entitled to any indemnification for amounts paid or payable by the Indemnitee pursuant to a settlement that is made by the Indemnitee without the Indemnifying Party's approval. However, an Indemnifying Party will not have any liability or obligation to an Indemnitee under this Agreement for any Loss that the Indemnitee voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to, without the written approval of the Indemnifying Party or before the Indemnitee requests the Indemnifying Party to pay or perform the Loss. If an Indemnitee is entitled to indemnification under this Agreement for only a portion of a Loss, the Indemnifying Party shall indemnify the Indemnitee for that portion of the Loss. If the Indemnitee pays a Loss with the Indemnifying Party's written approval, or if the Indemnitee becomes legally obligated to pay a Loss, the Indemnifying Party shall reimburse the Indemnitee for the Loss, or pay it on behalf of the Indemnitee, in accordance with this Agreement within forty-five (45) days after the date when the Indemnitee notifies the Indemnifying Party of its request for payment or reimbursement of the Loss. Each notice from an Indemnitee requesting payment or reimbursement of Loss must be accompanied by evidence of the Loss.

      In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which an Indemnifying Party is liable for indemnification hereunder shall be paid upon written demand therefor.

            (c) To the extent of any payment by an Indemnifying Party to or on behalf of an Indemnitee for a Loss, the Indemnifying Party will be subrogated to all rights of the Indemnitee to recover or obtain reimbursement for the payment from any third party. At the request of the Indemnifying Party at any time and from time to time, the Indemnitee shall execute and deliver to the Indemnifying Party any document and do all such other acts as are reasonably necessary to enable the Indemnifying Party to obtain or realize the benefit of that subrogation, including the prosecution by the Indemnitee or the Indemnified Party of a legal proceeding to enforce those rights of the Indemnitee. However, if the Indemnified Party requests the Indemnitee to institute a legal proceeding to recover or obtain reimbursement from a third party of any amount paid by the Indemnifying Party to or on behalf of the Indemnitee for a Loss, that proceeding will be covered by the indemnification provisions of this Agreement, and the Indemnifying Party shall pay, reimburse, indemnify, and hold harmless the Indemnitee from all cost, expense, damage, and liability arising out of, or in any way connected with, that proceeding to the same extent that it is obligated to do for any Loss. The Indemnifying Party is not liable for, and an Indemnitee is not entitled to any payment with respect to, a Loss to the extent the Indemnitee has received payment for the Loss from any person other than the Indemnifying Party, including any insurance company.

      SECTION 6.5. Limits on Indemnification.(a) An Indemnitee is not entitled to indemnification pursuant to SECTION 6.2 or 6.3 unless (a) all the Contemplated Transactions are consummated, (b) the Indemnitee requests by written notice to the Indemnifying Party payment or reimbursement of the Loss within twenty-four (24) months after the Closing or the applicable limitations period (as provided in Section 6.1), (c) the Indemnitee furnishes to the Indemnifying Party evidence conclusively establishing the nature and amount of the Losses, (d) the amount of the Loss has been determined and is absolute and liquidated (not contingent), and (e) the Indemnitee has complied with Section 6.4(a). Notwithstanding anything in this Agreement to the contrary, (1) no Indemnitee identified in Section 6.2 or Section 6.3 is entitled to indemnification pursuant to Section 6.2 or Section 6.3, respectively, unless the total, cumulative amount of all Losses for which the Indemnitee has requested indemnification exceeds $100,000, and (2) the maximum, cumulative, aggregate amount of any Indemnifying Party's liability under this Article VI is limited to $8,500,000, and an Indemnifying Party shall not have any liability under this
Article VI on account of those matters for any amount, whether individually or in the aggregate, in excess of $8,500,000.

            (b) Buyers' remedies with respect to Losses specified in Section 6.2 shall be satisfied first by an off-set against any amount owed under the Contingent Payment, provided that the amount of the Loss is due and owing to Buyers as a result of a legitimate claim arising from a breach of any warranty, obligation or representation of Seller or any of the Shareholders under this Agreement and either (i) no dispute exists over the amount or validity of the Loss or (ii) the Loss has been determined by a final, nonappealable order or judgment of a court. Buyers shall not satisfy any other asserted Loss by an off-set against any liability, obligation or indebtedness owed to Seller or any Shareholder by Buyers without complying with the ensuing provisions. As required by SECTION 6.4 above, Buyers promptly shall notify the Indemnifying Party of either the incidence of a Loss or the existence of any known set of facts that, if not corrected, might result in a Loss. The Indemnifying Party will have twenty (20) calendar days following the effective date of Buyers' notice of a Loss to notify Buyers of any objection that he or it has to the validity or amount of the Loss. If the Indemnifying Party does not notify Buyers of his or its objection to the validity or amount of the Loss within the twenty (20) day period, Buyers (at their election) may recover the amount of the Loss payable by Seller or any of the Shareholders by a set-off against any indebtedness that it owes to Seller or any of the Shareholders. If the Indemnifying Party timely notifies Buyers of an objection to the validity or amount of a Loss, however, Buyers, at any time before the due date of any amount payable by them to the Seller or any of the Shareholders, may pay over and deliver to SunTrust Bank, Tampa Bay, as the escrow agent (the "INDEMNITY ESCROW AGENT"), for deposit in escrow pursuant to the ensuing escrow instructions, the amount of the set-off claimed by the Indemnified Party in respect of the indemnity claim.

      The amount of any disputed indemnity claim on deposit with the Indemnity Escrow Agent will be applied as follows:

                  (i) The escrow will continue with respect to the disputed amount for not more than sixty (60) days following its deposit with the Indemnity Escrow Agent, during which time Buyers and the Indemnifying Party shall attempt in good faith to resolve the dispute between them;

                  (ii) If the dispute between Buyers and the Indemnifying Party is resolved, the Indemnity Escrow Agent, upon receipt of a written notice of resolution signed by Buyers and the Indemnifying Party, shall pay over and distribute such amount of escrow funds, in such a manner, and to such persons as Buyers and the Indemnifying Party specify in their notice to the Indemnity Escrow Agent; and

                  (iii) If the dispute between Buyers and the Indemnifying Party has not been resolved within sixty (60) days, the Indemnity Escrow Agent shall interplead with a court of competent jurisdiction an amount equal to the disputed indemnity claim.

      A dispute between Buyers and the Indemnifying Party over a Loss will be deemed to be conclusively resolved by any written agreement between Buyers and the Indemnifying Party or, failing agreement, by final adjudication of the dispute by a court having jurisdiction over it. The Indemnity Escrow Agent is entitled to rely conclusively on any written agreement between Buyers and an Indemnifying Party concerning the disposition or application of any escrowed funds or on any order of a court establishing the entitlement of either Buyers or the Indemnifying Party to the escrow funds. Any payment by Buyers to the Indemnity Escrow Agent in accordance with the foregoing escrow provisions will not constitute a breach of this Agreement, regardless of the ultimate resolution of the dispute between Buyers and the Indemnifying Party. Any escrowed funds applied or disbursed by the Indemnity Escrow Agent to Buyers or the Indemnifying Party in accordance with these escrow instructions will be owned by the recipient, free and clear of all claims of the other parties. Upon application of all the escrowed funds pursuant to these escrow instructions or upon interpleading of all the escrowed funds with a court having jurisdiction, these escrow provisions will terminate and the Indemnity Escrow Agent will be released from all further responsibility.

      Property held in escrow by the Indemnity Escrow Agent pursuant to these escrow instructions will not be subject to a setoff, counterclaim, recoupment, or other right the Indemnity Escrow Agent might have against any party to this Agreement (except with respect to any payments due the Indemnity Escrow Agent pursuant to these escrow provisions) or against any other person for any reason whatsoever. The Indemnity Escrow Agent will not be liable for any act or omission by it pursuant to these escrow instructions that is done in good faith and in the exercise of its best judgment, except for willful conduct or grossly negligent acts or omissions.

      The Indemnity Escrow Agent shall invest and reinvest the escrowed funds from time to time in a time deposit account that accrues interest daily, a short-term trust for United States government securities, time deposit certificates or other evidences of deposit or short-term securities that in each case are issued or guaranteed by the United States or any agency of the United States and have maturities of not more than thirty (30) days. However, all investments by the Indemnity Escrow Agent must be readily convertible into cash on short notice. Interest earned on the escrowed funds will inure to the party who ultimately prevails in the dispute over the indemnity claim.

      SECTION 6.6. Exclusive Remedy. Except as provided in Article VII and except for any Claims for fraud (for which the indemnification provisions of this Article VI shall not constitute the sole and exclusive remedy of any party hereto in respect of this Agreement and the Contemplated Transactions, each party hereto being entitled to seek any other remedy to which such party is entitled, whether at Law or in equity), the parties agree that the indemnification provisions of this Article VI shall constitute the sole and exclusive remedy of any party hereto in respect of this Agreement and the Contemplated Transactions.

      SECTION 6.7. Subrogation and Duplication of Payments. To the extent of any payment by an Indemnifying Party to or on behalf of an Indemnitee for any indemnified Losses, the Indemnifying Party will be subrogated to all rights of the Indemnitee to recover or obtain reimbursement for the payment from any third party. At the request of the Indemnifying Party at any time and from time to time, the Indemnitee shall execute and deliver to the Indemnifying Party any document (and do all such other acts and things) as are reasonably necessary to enable the Indemnifying Party to obtain or realize the benefit of that subrogation, including the prosecution by the Indemnitee of a legal proceeding to enforce those rights of the Indemnitee. However, if the Indemnifying Party requests the Indemnitee to institute a legal proceeding to recover or obtain reimbursement from a third party of any amount paid by the Indemnifying Party to or on behalf of the Indemnified Party for any indemnified Losses, that legal proceeding will be covered by the indemnification provisions of this Article VI, and the Indemnifying Party shall indemnify and hold harmless the Indemnitee from all Losses arising out of, or in any way connected with, that legal proceeding to the same extent that it is obligated to do for any Losses of a third party that is indemnified hereunder.

      SECTION 6.8. Liquidation of Indemnification Claims. When any Losses are paid or are otherwise fixed or determined as to amount for which any Indemnitee shall claim indemnification pursuant to this Article VI, then the Indemnitee shall give every Indemnifying Party notice thereof, specifying in reasonable detail the nature and amount of the Losses and the Sections of this Agreement upon which the claim for indemnification for those Losses is based. If the Indemnifying Party desires to dispute the claim, it shall, within thirty (30) days after notice of the claim is given pursuant to this Section, give counter notice to the Indemnitee, setting forth in reasonable detail the basis for disputing the claim. If no such counter notice is given within that thirty (30) day period, or if the Indemnifying Party acknowledges liability for indemnification, then the indemnification obligation shall be promptly satisfied.

      If, within thirty (30) days after the giving of a counter notice by the Indemnifying Party, the Indemnifying Party and the Indemnitee have not reached agreement as to the indemnification claim in question, then the claim for indemnification shall be submitted to and settled by arbitration as hereinafter provided (it being expressly understood and agreed that if such counter notice is duly given, it is the intention of the parties to this Agreement that any such indemnification claim shall be resolved by arbitration as provided in this Section). Arbitration shall be by a single arbitrator experienced in the matters at issue selected by, and mutually acceptable to, the Indemnifying Party and the Indemnified Party and shall be conducted in accordance with the rules of the American Arbitration Association. In the event that Buyers bring an arbitration action, such arbitration shall be held in Florida. In the event that Seller or Shareholders bring an arbitration action, such arbitration shall be held in New York. The arbitrator must be independent (not an agent, officer, director, attorney, employee, or shareholder of Parent, the Company, Gallion, LLC, Seller, or any of the Shareholders or a relative of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator's conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association. Within one hundred-twenty (120) days after the effective date of the counter notice of the Indemnifying Party, the arbitrator shall convene a hearing for the dispute to be held on such date and at such time as the arbitrator designates upon thirty (30) days' advance notice to each Indemnitee and each Indemnifying Party. The arbitrator shall render her or his decision within thirty (30) days after the conclusion of the hearing. The arbitrator shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing. The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement, and to the extent that the arbitrator's decision is that Losses have been incurred for which a party is to be indemnified under this Agreement, the Losses shall be promptly satisfied; PROVIDED HOWEVER, that, if necessary, such decision may be enforced by either the Indemnifying Party or the Indemnitee in any court of record having jurisdiction over the subject matter or over any of the parties hereto. Each party shall pay its own costs and expenses incurred in connection with any such arbitration.

      Neither Seller nor any Shareholder is liable for any Loss incurred by a Parent Indemnitee to the extent that the Loss is covered as a whole or in part as an insured claim under any insurance policy maintained by Parent, the Company, Gallion, LLC, or others or would have been covered by an insurance policy of Seller that was in force as of the Closing Date, but not covered by insurance policies of the Company, Gallion, LLC or Parent.

      SECTION 6.9. Indemnification Net of Benefits. The amount of any recovery by an Indemnitee pursuant to this Article VI shall be net of any insurance benefits actually received by such Indemnitee (but not to the extent such benefits are repaid through retrospective premium adjustments or otherwise) or any foreign federal, state and/or local tax benefits actually received by such Indemnitee as a result of the state of facts which entitled the Indemnitee to recover from the Indemnifying Party pursuant to this Article VI. Notwithstanding the foregoing, any increase or decrease in the basis of any assets or stock of Parent or any of its Subsidiaries shall not be considered to give rise to a tax benefit for purposes of this Section 6.9.

                                  ARTICLE VII
                        SPECIFIC PERFORMANCE; TERMINATION

      SECTION 7.1. Specific Performance; Waiver of Certain Damages. Seller acknowledges and agrees that, if Seller fails to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (d) or (e) of
Section 7.2 below, Buyers will not have adequate remedies at Law with respect to such breach. In such event, and in addition to Buyers' right to terminate this Agreement, Buyers shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, to commence a suit in equity to obtain specific performance of Seller's obligations under this Agreement, or to sue Seller for damages, in each case without first terminating this Agreement. Seller specifically affirms the appropriateness of such injunctive or other equitable relief or damages in any such action. The Company, Gallion, LLC and Parent acknowledge and agree that, if the Company, Gallion, LLC or Parent fail to proceed with the Closing under any circumstance other than those described in clauses (a), (c), (d), or (e) of Section 7.2 below, Seller and the Shareholders will not have adequate remedies at Law with respect to such breach. In such event, and in addition to Seller's and the Shareholder's right to terminate this Agreement, Seller and the Shareholders shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, to commence a suit in equity to obtain specific performance of the Company's, Gallion's, LLC's and Parent's obligations under this Agreement, or to sue the Company, Gallion, LLC and Parent for damages, in each case without first terminating this Agreement. Each of the Company, Gallion, LLC and Parent specifically affirms the appropriateness of such injunctive or other equitable relief or damages in any such action.

         The parties acknowledge that, because of the unique nature of the undertakings contemplated by this Agreement, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by either party as a result of certain breaches of or defaults under this Agreement. Accordingly, in no event is any party liable for or obligated in any manner to pay special, indirect, punitive, incidental, or consequential damages of any nature incurred by the other party.

      SECTION 7.2. Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

            (a) By mutual written consent of Seller and Buyers;

            (b) By Seller if: (i) there has been a misrepresentation or a breach of warranty on the part of the Company, Gallion, LLC or Parent in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty days after written notice thereof from Seller; (ii) the Company, Gallion, LLC or Parent has committed a breach of any material covenant imposed upon it hereunder and fails to cure such breach within thirty days after written notice thereof from Seller; or (iii) any condition to Seller's obligations hereunder becomes incapable of fulfillment through no fault of Seller and is not waived by Seller; PROVIDED that, on the date of termination, the conditions to the Company's, Gallion's, LLC's and Parent's obligations hereunder specified in Section 5.3 hereof (other than clauses (d), (e), (f), and (g) thereof) shall have been satisfied, and Seller shall then be otherwise ready, willing and able to proceed with the Closing hereunder;

            (c) By Buyers, if (i) there has been a misrepresentation or a breach of warranty on the part of Seller in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty days after written notice thereof from Buyers; (ii) Seller has committed a breach of any material covenant imposed upon it hereunder and fails to cure such breach within thirty days after written notice thereof from Buyers; or (iii) any condition to Buyers' obligations hereunder becomes incapable of fulfillment through no fault of Buyers and is not waived by Buyers; PROVIDED that, on the date of termination, the conditions to Seller's obligations hereunder specified in Section 5.2 hereof (other than clauses (c) and (e) thereof) shall have been satisfied, and the Company, Gallion, LLC and Parent shall then be otherwise ready, willing and able to proceed with the Closing hereunder;

            (d) By Seller or by Buyers, if any condition under Section 5.1 becomes incapable of fulfillment through no fault of the party seeking termination and is not waived in writing by the party seeking termination; and

            (e) By either Seller or Buyers if the Closing shall not have occurred on or prior to May 30, 1999; provided that, (i) if so terminated by Seller, the conditions specified in the proviso of Section 7.2(b) shall have been satisfied on the date of termination and Seller shall be then otherwise ready, willing and able to proceed with the Closing, or (ii) if so terminated by Buyers, the conditions specified in the proviso of Section 7.2(c) shall have been satisfied on the date of termination and the Company, Gallion, LLC and Parent shall be then otherwise ready, willing and able to proceed with the Closing.

      SECTION 7.3. Effect of Termination; Right to Proceed. Subject to the provisions of Section 7.1 hereof, in the event that this Agreement shall be terminated pursuant to Section 7.2(a), (b), (c), (d), or (e), all further obligations of the parties under this Agreement shall terminate without further liability of any party hereunder except that (i) the agreements contained in Sections 4.8 and 4.9 shall survive the termination hereof, and (ii) termination shall not preclude any party from seeking relief against any other party for breach of this Agreement. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions. Likewise, the provisions of Sections 1.3, 1.4, 1.5, 1.6, 1.7, 4.1(a)(xv), 4.8, 4.9, 4.11, 4.12, 4.13, 4.17,
4.18, 4.19, 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 7.1, 8.1, 8.4, 8.5, and
8.10 shall survive the Closing.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      SECTION 8.1. Notices. (a) Any notice, consent, approval, or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid return receipt requested) as follows:

            (i)      If to the Company, Gallion, LLC or Parent, one copy to:

                     Monogram Acquisition, Inc.
                     125 East Bethpage Road
                     Plainview, New York  11803
                     Telecopier:  (516) 391-9161
                     Attn: Sanford B. Frank, Esq

                     with a copy to

                     Baer Marks & Upham LLP
                     805 Third Avenue
                     New York, New York  10022
                     Telecopier:  (212) 702-5810
                     Attn:  Joel M. Handel, Esq.

            (ii)     If to Seller, one copy to:

                     Monogram International, Inc.
                     12395 75th Street North
                     Largo, Florida  33773
                     Telecopier:  (813) 536-0335
                     Attn:  Mr. Charles D. Burkett, Jr.,
                     Chief Executive Officer

                     with a copy to:

                     Glenn Rasmussen & Fogarty, P.A.
                     100 South Ashley Drive, Suite 1300
                     Tampa, Florida  33602


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

                     Telecopier:  (813) 229-5946
                     Attn:  Sharon Docherty Danco, Esq.

            (iii)    If to the Shareholders, one copy to:

                     Charles D. Burkett, Jr., as Agent
                     for the Shareholders
                     13201 - 94th Avenue North
                     Seminole, Florida  33646

                     with a copy to:

                     Glenn Rasmussen & Fogarty, P.A.
                     100 South Ashley Drive, Suite 1300
                     Tampa, Florida  33602
                     Telecopier:  (813) 229-5946
                     Attn:  Sharon Docherty Danco, Esq.

            (b) Each such notice, consent, approval, or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 8.1(a) (with confirmation of transmission) or (ii) if given by any other means, when delivered at the address specified in

      SECTION 8.1(a). Any party by notice given in accordance with this Section
8.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder.

      SECTION 8.2. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Transaction Documents contain the entire agreement among the parties with respect to the transactions described in them and supersede all prior agreements (including specifically all agreements included in the letter of intent, as amended, among Parent, Seller, and Burkett), written or oral, with respect thereto, except for the Confidentiality Agreement, which will continue in full force and effect.

      SECTION 8.3. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by Seller, the Shareholders, the Company, Gallion, LLC and Parent. The provisions hereof may be waived only in writing by Seller, Parent, the Company, Gallion, LLC or the Shareholders. Any such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at Law or in equity.


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

      SECTION 8.4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and the federal laws of the United States of America, without regard to the conflict of laws rules thereof.

      SECTION 8.5. Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by a party hereto without the express written consent of Buyers (in the case of assignment by Seller) or Seller (in the case of assignment by the Company, Gallion, LLC or Parent) and any purported assignment, unless so consented to in writing, shall be void and without effect.

      SECTION 8.6. Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

      SECTION 8.7. Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable Law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

      SECTION 8.8. Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

      SECTION 8.9. Third Parties. Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any claims, rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

      SECTION 8.10. Direct or Indirect Action.When any provision of this Agreement requires or prohibits any particular action to be taken by a person, the provision applies regardless of whether the action is taken directly or indirectly by the person.

      SECTION 8.11. Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets and rights to be transferred hereunder shall not pass to Buyers until the Closing hereunder.

      SECTION 8.12. Appointment of Agent. Each of the Shareholders hereby appoints and authorizes Burkett to act as agent on his or her behalf with respect to all actions necessary, required or incidental to the Contemplated Transactions.


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

                                   ARTICLE IX
                                   DEFINITIONS

      SECTION 9.1. Definitions. The following terms, as used herein, have the following meanings:

      "Acquisition Proposal" shall mean any proposal involving, directly or indirectly, (i) the acquisition of, or merger or other business combination involving Seller, (ii) the sale or other transfer of any capital stock of Seller (other than transfers among the Shareholders), (iii) the sale, lease, or transfer of the Business, or (iv) the sale or other transfer of any Assets (except in the ordinary course).

      "Affiliate" of any person shall mean any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

      "Agreement" or "this Agreement" shall mean, and the words "herein," "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended in accordance with its terms.
         The term "AUDIT" or "AUDITED" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

      "Burkett" means Charles D. Burkett, Jr.

      "Business" shall mean the ownership and operation of the Assets comprising the business operations of Seller.

      "Change in Control" means any of the following: (a) the shareholders of Parent approve the liquidation of all or substantially all the consolidated assets of Parent and its Subsidiaries, other than a liquidation of a Parent Subsidiary into Parent or another Parent Subsidiary (unless the transaction is subsequently abandoned); (b) the shareholders of Parent approve a sale, lease, exchange, or other transfer to any person other than Parent or a Parent Subsidiary (in a single transaction or related series of transactions) of all or substantially all the consolidated assets of Parent and its Subsidiaries, excluding the creation (but not the foreclosure) of a lien, mortgage, or security interest (unless the transaction is subsequently abandoned); (c) the shareholders of Parent approve a merger, consolidation, reorganization, tender offer, exchange offer, or share exchange in which Parent is not the surviving corporation or becomes a majority-owned subsidiary of a person other than a Parent Subsidiary (unless the transaction is subsequently abandoned); or (d) the occurrence of any event, transaction, or arrangement that results in any person or group becoming a beneficial owner of (i) a majority of the outstanding equity securities of Parent or any Parent Subsidiary that contributed more than 50% of Parent's consolidated revenues for its last fiscal year, (ii) securities of Parent representing greater than 50% of the combined voting power of all the outstanding securities of Parent that are entitled to vote generally in the election of its directors, or (iii) with respect to any Subsidiary that contributed more than 50% of Parent's consolidated revenues for its last fiscal year, securities of that Subsidiary representing a majority of the combined voting power of all the outstanding securities of that Subsidiary that are entitled to vote


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

generally in the election of its directors, unless in each case the beneficial owner is Parent, a Parent Subsidiary, an employee benefit plan sponsored by Parent, a person or group who is a record or beneficial owner of 30% or more of the outstanding shares of Parent's common stock on the effective date of this Agreement, or a person who becomes a beneficial owner of 30% or more of the outstanding shares of Parent's common stock solely by becoming a trustee of an inter vivos trust created by a person who is the record or beneficial owner of 30% or more of the outstanding shares of Parent's common stock on the effective date of this Agreement.

      "Closing Date Net Assets" shall mean the excess of (a) the Assets on the Closing Date over (b) the dollar amount of currently payable Assumed Liabilities on the Closing Date, all as determined in accordance with GAAP applied in a manner consistent with those principles used in preparing the Latest Balance Sheet.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, or any law enacted to replace that Code or any regulations or rules promulgated under that Code or any such Law.

      "Computer Related Systems" means a parties mainframe information systems, PC/LAN systems, software, facilities, machinery, and equipment.

      "Condition" of any person shall mean the condition (financial or otherwise), earnings, results of operations, business, and properties of the person.

      "Confidentiality Agreement" means the Confidentiality Agreement dated August 25, 1998, between Parent and Seller.

      "Contemplated Transactions" shall mean the transactions contemplated by the Transaction Documents.

      "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral, and all modifications and amendments thereto and substitutions thereof.

      The term "CONTROL," with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "CONTROLLING" and "CONTROLLED" shall have meanings correlative to the foregoing.

      "days" shall mean calendar days, including Saturdays, Sundays, and holidays.

      "Debt" shall mean (i) money borrowed from any person; (ii) any indebtedness arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of business); (iv) any Liability of any person secured by a Lien on any assets; and (v) any Liability under any guaranty, letter of credit (or reimbursement obligations with respect thereto), performance credit or other agreement having the effect of assuring a creditor against loss.

      "DISNEY" means (a) with respect to the Disney Licenses, Disney Consumer Products International, Inc., Disney Enterprises, Inc. and Walt Disney Company

Licensing (Europe, Middle East & Africa) S.A., and (b) for all other purposes of this Agreement, means The Walt Disney Company, Disney Consumer Products International, Inc., Disney Enterprises, Inc. and Walt Disney Company Licensing (Europe, Middle East & Africa) S.A., Disney Sourcing Organization, Disney Travel Products, Disney Tax-Free Goods division, The Disney Store Inc., The Disney Store Ltd., Walt Disney Music Company, Walt Disney Attractions, Inc., The Walt Disney Company, all other Disney-related entities, all affiliates and divisions of the foregoing entities, and all the respective successors and assigns of the foregoing entities (by contract, operation of law, or otherwise).

      "Disney Licenses" means the following: (a) Memorandum of Understanding between Seller and Disney Sourcing, as agent for Disney Enterprises, Inc., for the manufacturing and selling of products containing licensed material dated as of October 8, 1998; (b) Duty Free License Agreement dated as of July 1, 1996, between the Disney Tax-free Goods division of Disney Consumer Products International, Inc., a wholly owned subsidiary of Disney Enterprises, Inc., and Seller regarding the following licensed material and trademarks: MICKEY'S WORLD, MICKEY MOUSE, MINNIE MOUSE, DONALD DUCK, DAISY DUCK, PLUTO, and GOOFY, as amended by the following amendments: First Amendment dated as of June 25, 1997; Second Amendment dated August 21, 1997; Third Amendment dated as of January 1, 1998; and Fourth Amendment dated July 30, 1998, all between Seller and Disney Travel Products (formerly known as Disney Tax-free Goods division of Disney Consumer Products International, Inc.); (c) Duty Free License Agreement dated as of April 1, 1996, between the Disney Tax-free Goods division of Disney Consumer Products International, Inc., a wholly owned subsidiary of Disney Enterprises, Inc., and Seller regarding the licensing of the licensed materials and trademarks MICKEY'S WORLD, MICKEY MOUSE, MINNIE MOUSE, DONALD DUCK, DAISY DUCK, PLUTO, and GOOFY, as amended by the following amendments: Amendment dated as of September 9, 1996; Second Amendment dated June 25, 1997; Third Amendment dated August 21, 1997; Fourth Amendment dated as of January 1, 1998; and Fifth Amendment dated July 30, 1998, all between Seller and Disney Travel Products (formerly known as Disney Tax-free Goods division of Disney Consumer Products International, Inc.); (d) License Agreement dated as of February 11, 1997, between Disney Enterprises, Inc. and Seller regarding the licensing of the trademarks MICKEY'S STUFF FOR KIDS and MICKEY UNLIMITED, MICKEY MOUSE, MINNIE MOUSE, DONALD DUCK, DAISY DUCK, THE ORANGE BIRD, PLUTO and GOOFY (but not SPORT GOOFY), as amended by the First Amendment dated March 24, 1997, between Seller and Disney Enterprises, Inc.; (e) License Agreement dated November 7, 1996, between Disney Enterprises, Inc. and Seller regarding the licensing of the trademarks WALT DISNEY, DISNEY, ARIEL, SEBASTIAN, FLOUNDER, SCUTTLE, TRITON, URSULA, FLOTSAM & JETSAM, ERIC, MAX, GRIMSBY, CARLOTTA, CHEF LOUIS, and THE LITTLE MERMAID; (f) License Agreement dated July 1, 1998, between Seller and Disney Enterprises, Inc. for use of licensed material and trademarks "TARZAN," "Walt Disney" and "Disney," with the following addenda: Special Addendum to TARZAN License Agreement; Catalogue Schedule (List of Pre-Approved Catalogues); Transfer Fee Policy; Code of


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

Conduct for Manufacturers; and Code of Conduct for Licensees; (g) License Agreement dated March 10, 1998, between Seller and Disney Enterprises, Inc. regarding the licensing of trademarks "A BUG'S LIFE," "Walt Disney" and "Disney" with the following addenda: Catalogue Schedule (List of Pre-Approved Catalogues); Transfer Fee Policy; Code of Conduct for Manufacturers; and Code of Conduct for Licensees; (h) License Agreement dated January 19, 1999, between Seller and Disney Enterprises, Inc., regarding the licensing of trademarks "Toy Story II" characters and representations, "Walt Disney," and "Disney" with a stated expiration date of December 31, 2000, and the following addenda:
Catalogue Schedule (List of Pre-Approved Catalogues); Transfer Fee Policy; Code of Conduct for Manufacturers; and Code of Conduct for Licensees; (i) License Agreement dated March 10, 1998, between Seller and Disney Enterprises, Inc., regarding the licensing of "Disney's The Lion King - Simba's Pride," with the following Addenda: Catalog Schedule (List of Pre-Approved Catalogs); Transfer Fee Policy; Code of Conduct for Manufacturers; and Code of Conduct for Licensees; (j) Memorandum of Understanding dated June 19, 1996, between Seller and The Disney Store, Inc., for the licensing and manufacturing of licensed material with (a) Consent for Third Party Manufacturer dated June 17, 1996, between Seller and The Disney Store whereby Disney consents to the manufacturing by Flying Dragon Toys Ffy., Ltd., of certain authorized articles in Hong Kong/China, (b) Consent for Third Party Manufacture dated June 19, 1996, between Seller and The Disney Store whereby Disney consents to the manufacturing by Point East Limited, Ltd., of certain authorized articles in Hong Kong/China, and
(c) Third Party Manufacturer's Agreement Disney Character Merchandise dated June 17, 1996 among Seller, as authorized vendor, The Disney Store, Inc., as licensor, and Flying Dragon Toys Mfy., Ltd., as manufacturer (UNEXECUTED); (k) Memorandum of Understanding dated October 13, 1998, between Seller and the Disney Store Limited for the manufacturing and selling of merchandise containing licensed material; (l) Memorandum of Understanding dated June 1, 1993, between Seller and The Disney Store Limited for the manufacturing and selling of merchandise containing licensed material; (m) Mechanical License Agreement dated July 9, 1997, between Seller and Walt Disney Music Company for the use of the musical composition entitled "Mickey Mouse March"; (n) Memorandum of Understanding dated March 11, 1996, between Seller and Walt Disney Attractions, Inc., for the licensing and manufacturing of licensed material; and (o) Agreement dated September 15, 1998, between Seller, as licensee, and Walt Disney Company, (Europe, Middle East and Africa) S.A., as licensor, regarding the use of licensed material and trademarks listed on accompanying schedule with the following addenda: Consent/Manufacturer's Agreement Disney Character Merchandise; Code of Conduct for Licensees; Code of Conduct for Manufacturers; and Appendix B, List of Licensed Articles Per Property.

      "EBITDA" shall mean the consolidated earnings of the Company, LLC and Gallion, their respective Subsidiaries (if any), and any other businesses of Parent or any of its Subsidiaries that represent a successor to and a continuation of the Business before interest, taxes, depreciation, and amortization, calculated in accordance with GAAP consistently applied as in effect as of the Closing Date and applied consistently with the accounting principles applied by Seller in fiscal years before the Closing modified as


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

follows:

            (a) to the extent included in EBITDA, excluding the effect of the following:

                  (i) Any items of income, gain, loss or expense relating to Toymax Product Line Sales of the Company;

                  (ii) Any extraordinary items of income, gain, loss, or expense;

                  (iii) Intercompany charges that are greater than actual cost for such goods or services between Buyers or any Subsidiary of Buyers and Parent or any Subsidiary of Parent that have not been approved by Burkett;

                  (iv) Any costs or expenses caused by or arising out of the Toymax International, Inc. amended and restated 1997 Stock Option Plan (the "Stock Option Plan") (including payments under the Stock Option Plan);

                  (v) Any employment-related costs associated with personnel required by the Company, Gallion, LLC or Parent to be employed or retained by Buyers that Burkett did not approve in writing;

                  (vi) Any expenses directly or indirectly incurred in connection with the acquisition of the Assets by Buyers and the Contemplated Transactions;

                  (vii) Any reserves or adjustments to reserves or changes to payments of mark-down dollars or chargebacks that are not consistent with past practices of Seller;

                  (viii) Any gain, loss, income, expense, reserves or adjustments to reserves resulting from a change in the accounting methods, principles, or practices by Buyers from those of Seller in its audited financial statements for its fiscal year 1998 including, but not limited to, any balance sheet provisions or accruals relating to inventory, receivables or restructuring subsequent to December 31, 1998;

                  (ix) Any expenses or benefits directly or indirectly incurred in connection with the financing of the Contemplated Transactions or any refinancing of that indebtedness or any other financing not reflected in the Annual Statements or Interim Statements other than those approved by Burkett;

                  (x) Any benefit, credit, loss, charge, or expense other than those approved by Burkett that are (A) not related to the ordinary business operations of Buyers or (B) paid, incurred, or changed in connection with expansion of the Business as a result of acquisitions or the opening and staffing of new offices;

                  (xi) Any savings, credits, payments, charges, or expenses for allocation of home office, executive, general and administrative expenses, or other payments, charges, or expenses of Parent and/or its Affiliates, other than those approved by Burkett; and


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

                  (xii) All Earn-Out payments, Contingent Payments and the Travel Gross Profit Payment, including interest, Special Interest and Regular Interest.

      To the extent any of the items specified in this Section require the approval of Burkett, Burkett will be deemed to approve such charges, expenses or costs of Buyers if such charges, expenses or costs have not increased when compared to the prior fiscal year or such percentage increase is less than or equal to the percentage increase in sales of Buyers, if any, for the current fiscal year.

            (b) Consistent with GAAP and consistent with the accounting principles applied by the Seller in fiscal years before the Closing, all available accounting elections shall be made in a manner as to reflect the highest possible EBITDA of Buyers.

      "Environmental Laws" shall mean any and all Laws (including common law), Orders, Permits, agreements or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and foreign Governmental Bodies relating to human health or the environment, including the emission, discharge or Release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

      "Environmental Liabilities" means any Liabilities, obligations, responsibilities, obligations to conduct remedial actions, losses, damages, punitive damages, consequential damages, costs and other expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies), fines, penalties, and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present, or future, resulting from any claim or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, common law, criminal or civil statute, including any Environmental Law, arising solely out of the ownership or the operation by a party or its Affiliates of its assets or its business, in connection with environmental conditions on, or with respect to, real property or the manufacture, refining, storage, disposal or treatment of Hazardous Substances by a party or its Affiliates.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and includes all rules and regulations promulgated under that act.

      "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and includes all rules and regulations of the SEC promulgated under that act.

      "FTC" shall mean the United States Federal Trade Commission.

      "GAAP" shall mean generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

      "Hazardous Substances" shall mean any and all dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated


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biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, lead-based paint, flammable materials, radioactive materials, controlled or toxic substances, any pollutant or contaminant, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Regulatory Actions or Claims.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Inventory" shall mean, as of any date, collectively, all inventories of merchandise, and other products owned by Seller and held for resale or for distribution, together with packaging and samples thereof, operating supplies and spare or maintenance parts owned by Seller as of such date.

      "IRS" shall mean the Internal Revenue Service.

      "knowledge" with respect to Seller means the actual knowledge of Burkett and the Chief Financial Officer of Seller and with respect to the Company, Gallion, LLC or Parent shall mean the actual knowledge of the directors and the executive officers of such corporation; and "KNOWS" has a correlative meaning.

      "Law" means a state or natural code, rules, statute, ordinance, or regulation and the common law arising from final, nonappealable decisions of governmental authorities and state and federal courts in the United States.

      "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

      "Lien" shall mean any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, covenant, restriction, easement or encumbrance of any kind.

      "material adverse change" shall mean any change in or effect on, the person specified that is, was, or likely will be materially adverse to the business, operations, assets, or financial condition of the person, except that any fact, event, condition, or circumstance that is described in the Seller Disclosure Schedules or described in the Annual Statements or Interim Statements will not constitute a "material adverse change," unless the fact, event, condition, or circumstance constitutes an enforcement proceeding by a governmental authority against Seller in which the governmental authority seeks sanctions that would materially impair or restrict the conduct of the Business by Buyers after the Closing Date.

      "Permits" shall mean all governmental licenses, certificates, permits, franchises, and similar authorizations and approvals.

      "person" shall mean an individual, corporation, partnership, joint venture, limited liability company, cooperative, association, trust, unincorporated organization, syndicate or other entity, including a government or political subdivision or an agency or instrumentality thereof.


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

      "Receivables" shall mean as of any date any trade accounts receivable, notes receivable, sales representative advances and other miscellaneous receivables of Seller.

      "Regulatory Actions" shall mean any Claim, demand, action, suit, summons, citation, directive, investigation, litigation, inquiry, enforcement action, Lien, encumbrance, restriction, settlement, remediation, response, clean-up or closure arrangement or other remedial obligation or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, including, without limitation, the listing of the Real Property on any list of contaminated or potentially contaminated sites or potential or verified Hazardous Material sites under any Environmental Law, or any civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties or expenses.

      "Release" shall mean the intentional or unintentional, spilling, leaking, pumping, pouring, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, dumping, escaping, or any other release or threatened release to or from, however defined, any Hazardous Substance in violation of any Environmental Law.

      "Representative" shall mean the directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents of a company.

      "SEC" means the United States Securities and Exchange Commission.

      "SEC Documents" means all forms, notices, reports, schedules, statements, and other documents filed by Parent with the SEC since October 15, 1997, whether or not constituting a "filed" document, and includes all proxy statements, registration statements, amendments to registration statements, periodic reports on Forms 10-K, 10-Q, and 8-K, and annual and quarterly reports to shareholders.

      "Securities Act" means the United States Securities Act of 1933, as amended, and includes all rules and regulations of the SEC promulgated under that act.

      "Seller Disclosure Schedules" shall mean all Schedules attached to this Agreement.

      "Significant Subsidiary" shall mean any existing Subsidiary of Parent, the Company, LLC or Gallion (other than Go Fly A Kite, Inc.).

      "Special Gross Profit" shall mean total sales (excluding any Toymax Product Line Sales and Travel Related Sales) less (i) cost of goods sold, (ii) related discounts, rebates and refunds, and (iii) the effect of any increase in royalties arising from the renewal, amendment or modification of any license agreement of Buyers (as determined by GAAP).

      "Subsidiary" shall mean any person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by any other person.

      "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) (A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax,


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customs, duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "TAX AUTHORITY") responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the person being a member of an affiliated or combined group with any other person at any time on or prior to the Closing Date and (iii) any liability of the person for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

      "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

      "Toymax Product Line Sales" shall mean sales of any goods which are owned, manufactured, distributed, licensed, developed or designed by the Parent or any Subsidiary of Parent (excluding the Company).

      "Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments identified in this Agreement to be executed and delivered by all or some of the parties hereto pursuant to this Agreement in connection with the consummation of the transactions contemplated hereby.

      "Travel Related Sales" shall mean sales for resale of Disney and Warner Brothers licensed goods to retail establishments licensed in the duty free channel and primarily engaged in business as a duty free/tax free retailers and/or selling facilities on commercial airlines, cruise ships and ferries.

      "Travel Related Gross Profit" shall mean the gross profit, determined in accordance with GAAP, from any Travel Related Sales less related royalties and selling commissions.

      "Warner Brothers" shall mean Time Warner Companies Inc., Time Warner Entertainment Company, L.P., Warner Bros., and all other Warner Bros.-related entities, all affiliates and divisions of the foregoing entities, and all the respective successors and assigns of the foregoing entities (by contract, operation of Law, or otherwise).

      "Warner Brothers Licenses" means the License Agreement dated January 8, 1996, between Seller and Warner Bros., division of Time Warner Entertainment Company, L.P., c/o Warner Bros. Consumer Products regarding the licensing of trademarks used in connection with certain LOONEY TUNES characters, as amended by the following amendments between Seller and Warner Bros., a division of Time Warner Entertainment Company, L.P.: Amendment #1 dated March 21, 1996; Amendment #2 dated October 9, 1996; Amendment #3 dated January 16, 1997; Amendment #4 dated February 28, 1997; Amendment #5 dated April 17, 1997; and Amendment #6 dated July 8, 1997.

      "Year 2000 Compliant" means the Computer Related Systems (a) will process all dates in and after the Year 2000 in a correct and consistent manner in all applicable material operations including, but not limited to input, output, comparisons (branching) and arithmetic operations (such as the difference between two dates), (b) uses fields


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providing at least four decimal digits for the year portion of all stored dates,
(c) calculates and handles leap year dates correctly, and (d) will otherwise generally manipulate data and generate output and reports in a materially fault free manner during and after the Year 2000.

      SECTION 9.2. Interpretation. Unless the context otherwise requires, the terms defined in Section 9.1 shall be applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in
Section 9.1, and those accounting terms used in this Agreement not defined in
Section 9.1 except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to a Section, exhibit or schedule, such reference shall be to a Section, exhibit or schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, effect, or interpretation of this Agreement. The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]


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

      IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date set forth above.

                                         TOYMAX INTERNATIONAL, INC.


                                         By: ________________________________
                                              Name:  Steven A. Lebensfeld
                                              Title: President

                                         MONOGRAM ACQUISITION, INC.


                                         By: ________________________________
                                              Name:  Steven A. Lebensfeld
                                              Title: President

                                         GALLION DEVELOPMENT LIMITED


                                         By: ________________________________
                                              Name:  Steven A. Lebensfeld
                                              Title: Managing Director


                                         MONOGRAM ACQUISITION 1, LLC


                                         By: ________________________________
                                              Name:  Steven A. Lebensfeld
                                              Title: Manager


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

                                         MONOGRAM INTERNATIONAL, INC.


                                         By: ________________________________
                                             Charles D. Burkett, Jr.
                                             Chief Executive Officer

                                         MONOGRAM PRODUCTS (HK) LTD.


                                         By: ________________________________
                                             Charles D. Burkett, Jr.
                                             Managing Director


With respect to Article VI.              ___________________________________
                                         Charles D. Burkett, Jr.

With respect to Article VI.
                                         ___________________________________
                                         Roberta M. Burkett

With respect to Article VI.              ___________________________________
                                         Stephen R. Burkett

With respect to Article VI.              ___________________________________
                                         Bonnie L. Beetar


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